Exhibit 2.1
PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is executed and delivered as of August 12, 2022, by and among GulfMark Asset Holdings, LLC, a Texas limited liability company (“Buyer”); Scott Bosard, a resident of Texas (“Scott”), Trey Bosard, a resident of Texas (“Trey”), Tyler Bosard, a resident of Texas (“Tyler”, and each of Scott, Trey and Tyler individually a “Seller” and collectively “Sellers”), and Scott Bosard, solely in his capacity as Sellers’ Representative (the “Sellers’ Representative”). Each of the Sellers, together with the Sellers’ Representative, the Companies and the Buyer are referred to herein individually as a “Party” and, collectively, the “Parties”). Capitalized terms used herein have the meanings set forth in Article 6 below or elsewhere in this Agreement.
WHEREAS, Firebird Bulk Carriers, Inc., a Texas corporation (“Firebird”) is engaged in business as a licensed interstate and intrastate motor carrier of crude oil, condensate, fuels, oils, petroleum products, byproducts and residuals, and other gases and liquids in the states of Arkansas, Louisiana, New Mexico, Oklahoma, and Texas (the “Firebird Business”);
WHEREAS, Phoenix Oil, Inc., a Texas corporation (“Phoenix”, and, together with Firebird, each individually a “Company” and, collectively, the “Companies”) is engaged in the business of recycling and repurposing of contaminated crude, crude emulsions, off-specification fuels, lubricants and other chemicals, compounds, and products acquired from producers in the continental United States of America, and marketing the products resulting from such recycling and repurposing (the “Phoenix Business” and together with the Firebird Business, collectively, the “Companies’ Business”);
WHEREAS, Scott, Trey and Tyler, collectively, are the record and beneficial owners of (a) all of the issued and outstanding capital stock of Firebird (the “Firebird Stock”); and (b) all of the issued and outstanding capital stock of Phoenix (the “Phoenix Stock” and, collectively with the Firebird Stock, the “Stock”);
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, all of the Stock for the consideration described herein; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.01    Purchase and Sale of the Companies Ownership.
(a)Subject to the terms and conditions in this Agreement, at the Closing, Buyer shall purchase and acquire from Sellers, and Sellers, collectively, shall sell, assign, transfer and convey to Buyer, all of the Stock, free and clear of all Liens other than transfer restrictions arising under federal and state securities laws.
(b)In furtherance of the purchase and sale of the Stock, at the Closing:

(i)Buyer will:
(A)make payment to the Sellers of an aggregate amount equal to the Estimated Aggregate Closing Consideration, as provided by the Sellers in accordance with Section 1.02(b), by wire transfer of immediately available funds to the accounts specified by the Sellers in writing prior to the Closing in accordance with each Seller’s Pro Rata Amount of the Estimated Aggregate Closing Consideration;

(B)deposit $5,500,000.00 (the “Escrow Amount”) by wire transfer of immediately available funds into an escrow account (the “Escrow Account”) established by a mutually agreeable third party escrow agent (the “Escrow Agent”) pursuant to an escrow agreement entered into by and between the escrow agent, Sellers’ Representative and Buyer (the “Escrow Agreement”), which the Stock Escrow Amount shall distributed by its terms and pursuant to Section 1.07 below;
(C)deliver to Scott the common stock (“Common Stock”) of Adams Resources & Energy, Inc., a Delaware corporation and publicly traded on the NYSE American as “AE” (“AE”), having a deemed value of $500,000.00 (the “Restricted Shares”), the per share value of which shall be the average closing price per share of Common Stock on the NYSE American (as reported by Bloomberg L.P.) for the twenty-one (21) Business Days immediately preceding the date this Agreement is executed and delivered, and such Restricted Shares will be free and clear of all Liens except that it will not be tradable for a period of one year following the Closing pursuant to a restrictive provision to be provided by AE.
(ii)Sellers will deliver, or cause to be delivered, to Buyer all of the Stock.
1.02    Calculation of Aggregate Closing, Final Consideration, Adjustment and Earn Out Consideration.
(a)For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of:
(i)$32,901,500.00 (the “Purchase Price”), minus
(ii)the Escrow Amount, minus
(iii)$500,000.00 (value of the Restricted Shares), minus
(iv)the Indebtedness of the Companies, minus
(v)the Transaction Expenses, plus
(vi)the amount, if any, by which actual Net Working Capital as of 11:59 PM CT on the day prior to the Closing Date exceeds the Net Working Capital Target, or minus
(vii)the amount, if any, by which actual Net Working Capital as of 11:59 PM CT on the day prior to the Closing Date is less than the Net Working Capital Target.
(b)No less than two (2) Business Days prior to Closing, Sellers’ Representative will deliver to Buyer in writing Sellers’ estimate of the Aggregate Closing Consideration, which estimate will be prepared by Sellers in good faith based upon the books and records of the Companies (such amount, the “Estimated Aggregate Closing Consideration”), including Sellers’ calculation of each of the components thereof; provided, however, because the Closing Date is not the last day of the calendar month, Seller’s Representative may use the Net Working Capital as of 11:59 PM CT on July 31, 2022 to estimate the Aggregate Closing Consideration.
(c)Within ninety (90) days after the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement setting forth Buyer’s proposed calculation of the actual Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Aggregate Closing Consideration (the “Closing Statement”). Buyer’s calculation of the actual Aggregate Closing Consideration shall include an adjustment for the Estimated Aggregate Closing Consideration not being prepared in accordance with the Accounting Principles as discovered in connection with the Buyer’s post-closing financial audit and/or review of the Companies.

(d)Following receipt by the Sellers’s Representative of Buyer’s proposed Closing Statement and until the Aggregate Closing Consideration is finally determined pursuant to this Section 1.02, Sellers’ Representative shall be permitted, upon reasonable advance written notice and during normal business hours, to review the Companies’ books and records and working papers related to Buyer’s draft of the proposed Closing Statement and determination of the Aggregate Closing Consideration, and Buyer shall provide Sellers’ Representative with reasonable access to the Companies’ senior management and books and records, to the extent reasonably necessary for such review. The proposed Closing Statement delivered by Buyer shall become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to the Sellers’ Representative unless the Sellers’ Representative delivers written notice of their disagreement (“Notice of Disagreement”) to Buyer on or prior to such date. Any Notice of Disagreement must identify with specificity each item in the proposed Closing Statement that Sellers disagree with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If a timely Notice of Disagreement is delivered by the Sellers’ Representative, then the Closing Statement shall become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and the Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(e)During the 30 days following delivery of a Notice of Disagreement, Buyer and the Sellers’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Buyer and the Sellers’ Representative shall submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Notice of Disagreement (and shall take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants, acting as experts and not as arbitrators, shall make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and Sellers’ Representative will request that the Independent Accountants deliver to Buyer and the Sellers its resolution in writing not more than 30 days after its engagement). The Independent Accountants shall make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination as to each item in dispute shall be within the range of the dispute between Buyer and the Sellers’ Representative. The Independent Accountants’ determination shall be based solely on written materials submitted by Buyer and Sellers (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration” and “Net Working Capital” (and related definitions) included herein and the provisions of this Agreement. The determination of the Independent Accountant shall be final and binding on the Parties.
(f)The costs and expenses of the Independent Accountants shall be allocated between Buyer and Sellers based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers as compared to the amount actually contested by such party. For example, if the Sellers’ Representative claims the Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Independent Accountants ultimately resolve the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers.
(g)If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer shall pay to Sellers, or cause the Companies to pay to each Seller, by wire transfer of immediately available funds to the account specified in writing by the Sellers’ Representative, such Seller’s Pro Rata Amount of an aggregate amount equal to the Underpayment.
(h)If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, each Seller shall, on a several, but not joint basis, pay to Buyer, by wire transfer of immediately available funds, an amount equal to the Overpayment; provided, however, if Sellers, collectively, fail to pay to Buyer any of the Overpayment as set forth herein, Buyer, at its option, may request and receive the unpaid portion of the Overpayment amount from the Escrow Amount upon written notice to the Escrow Agent and/or set-off against the Earn Out Consideration, without duplication.
(i)All payments required pursuant to Sections 1.02(g) and 1.02(h) shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Stock.
(j)The provisions of this Section 1.02 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount shall be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
(k)Earn Out Consideration.
(i)As additional consideration for the Phoenix Stock, the Sellers shall receive their Pro Rata Amount of 50% of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) greater than $5,400,000.00 recognized by Phoenix during the first full 12 calendar months following the Closing Date (the “Calculation Period”); provided, however, if the Closing Date is on the 1st day of the month, then that month shall be the first full calendar month for purposes of this Section 1.02(k) (the “Earn Out Consideration”); provided, further, however, that if, during the Calculation Period, the employment of any of Scott, Trey or Tyler, is terminated by Phoenix other than for Cause (as defined in the applicable Employment Agreement), the Earn Out Consideration shall be the greater of the amount calculated as provided above in this Section 1.02(k)(i) or $1,500,000.00.
(ii)Buyer shall deliver a statement (the “Earn Out Statement”) reflecting its good faith calculation of its estimate of the amount, if any, that is payable to the Sellers’ Representative of the Earn Out Consideration to the Sellers’ Representative within forty-five (45) after the expiration of the Calculation Period. The Earn-Out Statement shall include reasonable detail and support regarding the calculation therein.
(iii)During the 30-day period immediately following Sellers’ Representative’s receipt of the Earnout Statement, Sellers’ Representative and its Representatives (A) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the Earnout Statement (including the determinations included therein), and (B) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of the Company in order to facilitate Sellers’ Representative’s review of the Earnout Statement. The Earn Out Statement delivered by Buyer shall become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to the Sellers’ Representative unless the Sellers’ Representative delivers written notice of its disagreement to Buyer on or prior to such date. If a timely notice is delivered by the Sellers’ Representative to Buyer, then the parties thereafter shall follow the dispute resolution procedure described in subsections (d) – (f) above mutatis mutandis.
(iv)Buyer shall pay the Earn Out Consideration to the Sellers within five (5) days after determined final by the terms of this subsection. Sellers shall have no right to any other earnings of Phoenix or Firebird. Aside from any amount treated as imputed interest under the Tax laws (including Sections 483 and 1274 of the Code and the Treasury Regulations thereunder), each Party agrees that all Earn Out Consideration shall be treated as an adjustment to the purchase price for the sale and transfer of the Phoenix Stock for all Tax and other purposes, and no such party shall take any position in its applicable books, records, or Tax filings (or otherwise act) in a manner inconsistent with such purchase price treatment for the Earn Out Consideration.
(v)The Buyer agrees that, during the Calculation Period, (A) the Buyer shall cause Phoenix to operate in accordance with past practice and will not discontinue any material lines of business operated by Phoenix as of the Closing, unless mutually agreed to in writing by the Parties; (B) the Buyer shall cause

Phoenix to conduct its business in good faith and not take any action the primary purpose of which is to reduce the payment of any amount hereunder; (C) transactions between Buyer and its Affiliates, on the one hand, and Phoenix, on the other hand, will be on an arms’ length basis; and (D) the Buyer shall maintain books and records for Phoenix in a manner that allows Buyer and Seller to calculate the EBITDA of Phoenix separately from the financial results of Buyer and its Affiliates and not permit allocation of corporate expenses and overhead of the Buyer or its Affiliates (other than Phoenix) to be allocated to Phoenix for purposes of determining whether any payment is due hereunder; provided, however, a reasonable allocation shall be allowed in the event Buyer and/or its Affiliates assumes the performance of a service for Phoenix (for example, safety, human resources, accounts payable and payroll), which shall not exceed the market value of such service or $150,000 in the aggregate. For purposes hereof, EBITDA shall be calculated in a manner consistent with the principles and line items contained in the illustrative EBITDA calculation set forth in Schedule A hereto.
1.03    Closing. The closing of the purchase and sale of the Stock (“Closing”) shall take place on August 12, 2022 or any other date that the Parties may mutually agree upon in writing (the “Closing Date”) and shall be effective as of 12:00 AM CT on August 12, 2022 (the “Effective Closing Date”). The Closing shall take place at such location and at such time as the parties may agree, or via facsimile and e-mail exchange of documents. The date of the Closing is sometimes herein referred to as the “Closing,” provided, however, that all references to the “Closing” or the “Closing Date” as a point in time shall be deemed references to the Effective Closing Date.
1.04    Closing Deliveries by the Companies and Sellers. The Sellers are delivering, or are causing the Companies to deliver, as the case may be, to Buyer the following documents, each of which shall be in form and substance satisfactory to Buyer, the delivery of which is a condition to the obligation of Buyer to consummate the Closing:
(a)Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.04(a);
(b)All certificates representing the Stock, free and clear of all Liens other than transfer restrictions arising under federal and state securities laws, accompanied by a duly executed assignment;
(c)The Escrow Agreement, duly executed by the escrow agent, Sellers’ Representative;
(d)Duly executed resignations, effective as of the Closing, of each director and officer of the Companies;
(e)Mutually agreeable Employment Agreements (“Employment Agreements”) between Scott, Trey, Tyler and executive management designated by Buyer, as employees, and one of the Companies, as employer, duly executed by Scott, Trey, Tyler and the designated management, with the Employment Agreements for Trey and Tyler additionally providing for delivery to each employee Common Stock of AE having a deemed value of $500,000 (the per share value of which shall be the average closing price per share of Common Stock on the NYSE American (as reported by Bloomberg L.P.) for the twenty-one (21) Business Days immediately preceding the date that the Employment Agreements are entered into) and all of such Common Stock shall vest as follows: one-third of such Common Stock shall vest on each of the first, second and third anniversaries of the grant date, as defined in the Common Stock Grant Agreement;
(f)Evidence of termination, assignment or amendment of the Contracts specified on Schedule 1.04(f);
(g)Copies of each of the New Lease Agreements, duly executed by the parties thereto.
(h)All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the Transaction Documents or reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

(i)Seller shall promptly deliver the currently encumbered Rolling Stock titles to Buyer upon receipt of the released titles from the applicable lenders holding such titles as collateral.
1.05    Closing Deliveries by Buyer. At Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer is delivering the following documents at the Closing, each of which shall be in form and substance satisfactory to Sellers, the delivery of which is a condition to the obligation of Sellers to consummate the Closing:
(a)Documentation evidencing the due approval by Buyer of the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions;
(b)The Escrow Agreement, duly executed by Buyer;
(c)The Employment Agreements, duly executed by Buyer; and
(d)All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the Transaction Documents or reasonably requested by the Sellers in connection with the consummation of the transactions contemplated by this Agreement.
1.06    Repayment of Loans to Related Parties. At or prior to Closing, all loans payable to any of the Companies from any member of the Seller Group, any Affiliate of the Seller Group, and/or any Affiliate of the Companies shall be paid in full.
1.07    Escrow Amount.
(a)The Escrow Amount shall be available to compensate: (i) the Buyer for (A) the fair market value (as set forth on Schedule 2.23) of any piece of Rolling Stock that has not been located or otherwise accounted for by Buyer or for which a valid certificate of title (with the release of the lienholder, as required) has not been received by Buyer within thirty (30) days following Closing, (B) the estimated repair cost, in excess of $5,000.00 for any Inspected Rolling Stock that does not meet the representations and warranties concerning Inspected Rolling Stock set forth in Section 2.24 below, (C) the estimated repair cost in excess of $1,000.00 for any piece of Uninspected Rolling Stock that does not meet the representations and warranties concerning Uninspected Rolling Stock set forth in Section 2.24 below, and (D) the costs of repairs to the Inspected Rolling Stock identified on Schedule 1.07(a) that are not completed and paid for by the Companies prior to Closing (collectively, the claims described in clauses (A), (B), (C) and (D) the “Rolling Stock Claims”); (ii) the Buyer for any amount of the Overpayment not paid by Sellers to Buyer pursuant to Section 1.02(h) (the “Overpayment Claims”), and (iii) the Buyer Indemnitees for Losses pursuant to the indemnification obligations set forth in Article 5 (the “Indemnity Claims”). For the avoidance of doubt, all Losses compensated to the Buyer or Buyer Indemnitees out of the Escrow Amount pursuant to the foregoing, shall be net of any insurance proceeds, compensation or other consideration.
(b)Buyer shall provide the Sellers’ Representative with written notice of any Rolling Stock Claims within thirty (30) days following the Closing. If the Sellers’ Representative raises bona fide good faith objections in writing to any Rolling Stock Claims within fifteen (15) days of Sellers’ receipt of notice of such claim, Buyer and the Sellers’ Representative shall attempt in good faith for fifteen (15) days after Buyer’s receipt of such written objection to resolve such objection.
(c)If no such agreement can be reached during the fifteen (15) day period for good faith negotiation, but in any event upon the expiration of such fifteen (15) day period, either Buyer or the Sellers’ Representative may bring suit to resolve the matter in accordance with Section 7.12.
(d)In accordance with the terms of the Escrow Agreement, on the next Business Day following thirty (30) days after the Closing Date, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay and distribute out of the Escrow Account, by wire transfer to the accounts designated by the Sellers’ Representative, an aggregate amount equal to $1,000,000.00 (the “Rolling Stock Escrow Amount”) (together with any interest that may be earned with respect to such portion of the Escrow Amount), less (x) any amounts which have been distributed from the Escrow Account pursuant to the procedures set forth in this Section 1.07(d) prior to such date and (y) any amounts, as reasonably estimated by Buyer, for which Buyer shall have made a Rolling Stock Claim pursuant to the procedures set forth in this Section 1.07(d) and for which recovery shall not have been satisfied from the Escrow Account. Following final resolution of any Rolling Stock Claim described in clause (y) hereof, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay and distribute out of the Escrow Account by wire transfer, to the account designated by Buyer, the amount finally determined to be owing to Buyer pursuant to such Rolling Stock Claims, and to the accounts designated by the Sellers’ Representative, the balance of the Rolling Stock Escrow Amount.
(e)In accordance with the terms of the Escrow Agreement, on the next Business Day following six (6) months after the Closing Date, Buyer and the Seller’s Representative shall instruct the Escrow Agent to pay and distribute out of an amount of $4,500,000 of the Escrow Account (the “Indemnification Escrow Amount”), by wire transfer to the accounts designated by the Sellers’ Representative, an aggregate amount equal to one-third of the Indemnification Escrow Amount (together with any interest that may be earned with respect to such portion of the Escrow Amount) less (x) any amounts which have been distributed from the Indemnity Escrow Amount with respect to Indemnity Claims and Overpayment Claims prior to such date and (y) any amounts for which Buyer or Buyer Indemnitees shall have made an Indemnity Claim or Overpayment Claim and for which recovery shall not have been satisfied from the Escrow Account.
(f)In accordance with the terms of the Escrow Agreement, on the next Business Day following twelve (12) months after the Closing Date, Buyer and the Seller’s Representative shall instruct the Escrow Agent to pay and distribute out of an amount of the Indemnification Escrow Amount, by wire transfer to the accounts designated by the Sellers’ Representative, an aggregate amount equal to one-third of the Indemnification Escrow Amount (together with any interest that may be earned with respect to such portion of the Escrow Amount) less (x) any amounts which have been distributed from the Indemnity Escrow Amount with respect to Indemnity Claims and Overpayment Claims during the period beginning six (6) months and ending twelve (12) months following the Closing and (y) any amounts for which Buyer or Buyer Indemnitees shall have made an Indemnity Claim or Overpayment Claim during the period beginning six (6) months and ending twelve (12) months following the Closing and for which recovery shall not have been satisfied from the Escrow Account.
(g)In accordance with the terms of the Escrow Agreement, and (ii) on the next Business Day following eighteen (18) months after the Closing Date, Buyer and the Seller’s Representative shall instruct the Escrow Agent to pay and distribute out of the Escrow Account, by wire transfer to the accounts designated by the Sellers’ Representative, the balance of the Indemnification Escrow Amount (together with any interest that may be earned with respect to such portion of the Escrow Amount) (after giving effect to any amounts which have been distributed from the Indemnity Escrow Amount with respect to Indemnity Claims and Overpayment Claims prior to such date) less any amounts for which Buyer or Buyer Indemnitees shall have made an Indemnity Claim or Overpayment Claim and for which recovery shall not have been satisfied from the Escrow Account. Following final resolution of the Indemnity Claims and Overpayment Claims, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay and distribute out of the Indemnity Escrow Amount by wire transfer, to the account designated by Buyer, the amount finally determined to be owing to Buyer pursuant to any Indemnity Claims and Overpayment Claims, and, to the accounts designated by the Sellers’ Representative, the balance of the Indemnification Escrow Amount.
(h)The amounts of all Rolling Stock Claims and Indemnity Claims paid to Buyer from the Escrow Account shall lower on a dollar-for-dollar basis the Final Aggregate Closing Consideration and shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Stock.
(i)As between the parties to this Agreement, if any term or provision of the Escrow Agreement conflicts with any term or provision of this Agreement, then the term or provision of this Agreement will control. Buyer and the Sellers will each pay for 50% of the administrative fees of the Escrow Agent at the Closing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller, severally, but not jointly, represent and warrant to Buyer as follows, in each case, except as provided in the Disclosure Schedules:
2.01    Organization; Power and Authority; Authorization.
(a)With respect to Scott, Trey and Tyler, each has all requisite power, competence and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents to which any Seller is a party by such Seller and the consummation of the Transactions by such Seller have been duly authorized by all requisite action on the part of such Seller.
(b)With respect to Firebird and Phoenix, each entity is duly organized, validly existing and in good standing under the laws of the State of Texas. Firebird and Phoenix are qualified or licensed to transact business as a foreign corporation and are in good standing in each of those jurisdictions set forth on Schedule 2.01(b), which constitute all of the jurisdictions in which the ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not result in a material liability to the Companies, taken as a whole. Each Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and to own and operate its properties and to carry on its businesses as presently conducted.
2.02    Enforceability.
(a)This Agreement has been duly executed and delivered by each Seller, and assuming that this Agreement is the valid and binding agreement of Buyer and each other Party, this Agreement constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which any Seller is (or will at the Closing be) a party, has been or will at the Closing be duly executed and delivered by such Seller, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which it is a party constitutes or will at the Closing constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
(b)The Transaction Documents to which the Companies are a party have been duly executed and delivered by the Companies, and, assuming that such Transaction Documents are valid and binding obligations of the other parties thereto, constitute the valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
2.03    Authorization; No Conflicts; Litigation.
(a)Except as set forth on Schedule 2.03(a), the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the Transactions by such Seller do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon the Stock or any assets of that Seller, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, under any Contract or other instrument to which such Seller is bound, or any Legal Requirement to which such Seller or any of its properties or assets is subject. No Seller is a party to any Proceeding, or any outstanding Order of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect such Seller’s performance of its obligations under this Agreement, and to the Sellers’ Knowledge, no such Proceeding is threatened against any Seller.

(b)The execution, delivery and performance of the Transaction Documents by the Companies and/or any Seller to which any of such Persons is a party and the consummation of the Transactions have been or will at the Closing be duly and validly authorized by all requisite action on the part of the Companies, and no other proceedings on the Companies’ part are necessary to authorize the execution, delivery or performance of the Transaction Documents to which any of such Persons is a party.
(c)Except as set forth on Schedule 2.03(c), the execution, delivery and performance by the Companies and/or any Seller of the Transaction Documents to which any of such Persons is a party and the consummation of the Transactions do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Companies, result in any breach of, constitute a default under, trigger any penalty, right or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of the Companies’ charters (or equivalent governing documents) or any Contract to which any of such Persons is party or by which any of such Persons is bound, or any Legal Requirement to which any Seller or the Companies is subject.
2.04    Title. Each Seller is the record and beneficial owner of the Stock set forth opposite such Seller’s name on Schedule 2.04, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities laws or transfer restrictions in the Organizational Documents). Except as set forth on Schedule 2.04, no Seller is a party to any Option, voting agreement, proxy or other Contract (other than this Agreement) with respect to any Stock or other ownership interest or other security of the Companies. Except for the Stock owned by the Sellers and listed on Schedule 2.04, no Seller owns any equity interest or other security of the Companies or any Options. At the Closing, Sellers are transferring to Buyer, and Buyer is acquiring from Sellers, good title to the Stock free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer.
2.05    Brokerage and Expenses. Except as set forth on Schedule 2.05, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or Contract made by or on behalf of any Seller or the Companies.
2.06    Indebtedness. Schedule 2.06 sets forth all Indebtedness and describes by category any Liens on any assets which secure the same such Indebtedness, in each case as of the Closing Date.
2.07    Subsidiaries. Except as set forth on Schedule 2.07, none of the Companies owns or holds the right or has an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
2.08    Organizational Documents.
(a)Schedule 2.08(a) sets forth true, complete, and correct copies of the Articles and By-Laws (or similar governing documents) of the Companies (as amended through the date hereof, the “Organizational Documents”). Except as disclosed in Schedule 2.08(a), the Companies have provided or made available to Buyer the minute books and ownership records of the Companies. The Companies are not in violation of any of the material provisions of its Organizational Documents. Except as disclosed in Schedule 2.08(a), the minute books and ownership records of the Companies previously furnished or made available to Buyer correctly and completely reflect all material actions taken at all meetings of, or by written consents of, the board of directors (including any committees thereof), stockholders and partners of the Companies, and reflect all transactions referred to in such minutes accurately in all material respects.
(b)Schedule 2.08(b) sets forth a true, complete and correct list of the officers and directors (or similar positions) of the Companies.
2.09    Equity Securities. There are 1,000 issued and outstanding shares of capital stock of Firebird. There are 1,000 issued and outstanding shares of capital stock of Phoenix. Each share of the Stock is held of record by Sellers, as set forth on Schedule 2.04. The Stock has been duly authorized and validly issued and is fully paid and nonassessable. None of the shares or units of Stock has been issued in violation of any preemptive or similar rights of any past or present stockholder, member or other equity holder of the Companies. Except for the Stock, the Companies have no outstanding equity securities, or securities convertible into equity securities, and there are no Contracts, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Companies. Upon consummation of the Transactions, Buyer shall have good and valid title to all equity interests in the Companies, free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer.
2.10    Financial Statements; Undisclosed Liabilities.
(a)Schedule 2.10(a) consists of: (i) the Companies’ internal balance sheet as of June 30, 2022 (the “Latest Balance Sheet”), (ii) the Companies’ compiled consolidated balance sheets as of December 31, 2019, December 31, 2020 and December 31, 2021, together with the statements of income for such three fiscal years (the statements described in clauses (i) and (ii) of this Section 2.10(a), collectively, the “Financial Statements”). The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of the Companies, as of the times and for the periods referred to therein.
(b)Except as set forth on Schedule 2.10(b), none of the Companies has any liabilities or obligations other than (i) liabilities or obligations reflected on the Latest Balance Sheet, and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.
(c)The Companies maintain in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Companies. There has been no fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
2.11    Accounts Receivable. All accounts receivable of the Companies (“Accounts Receivable”), reflected on the Latest Balance Sheet, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are presented net of the reserves shown on the Latest Balance Sheet (which reserves have calculated consistent with past practices in the preparation of the Financial Statements). None of the Accounts Receivable are subject to any claim of offset, recoupment, setoff, or counter-claim except as reflected in accordance with the historical accounting practices of the Companies as uniformly applied, and to the Sellers’ Knowledge, there are no facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim that are not so reflected. No amount of Accounts Receivable is contingent upon the performance by the Companies, a Seller or any of their respective Affiliates, of any obligation or Contract except as reflected on the Latest Balance Sheet as reflected in accordance with the historical accounting practices of the Companies as uniformly applied. The Companies have no obligation pursuant to any rule or regulation of any Governmental Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any accounts receivable previously collected by the Companies except as reflected on the Latest Balance Sheet as reflected in accordance with the historical accounting practices of the Companies as uniformly applied. Except as set forth on Schedule 2.11, no Person has any Lien on any Accounts Receivable, no Account Receivable is subject to prior assignment, no Contract for deduction or discount has been made with respect to any such Accounts Receivable except as reflected on the Latest Balance Sheet as reflected in accordance with the historical accounting practices of the Companies as uniformly applied. None of the obligors of the Accounts Receivable have refused or given notice that they refuse to pay the full amount thereof except for minor disputes or disagreements which have arisen in the ordinary course of business and which the Companies have made provision as reflected in accordance with the historical accounting practices of the Companies as uniformly applied for uncollectability in the Financial Statements, and none of the obligors of such Accounts Receivable are an Affiliate of the Companies or a Seller. Schedule 2.11 sets forth an accurate list of the Accounts Receivable and notes receivable of the Companies, an aging of such Accounts Receivable and notes receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts.
2.12    Absence of Certain Developments. Since April 1, 2022, there has not occurred any event, occurrence, fact, circumstance or change that has had a Material Adverse Effect with respect to the Companies, taken as a whole. Except as set forth on Schedule 2.12, since April 1, 2022, the Companies have operated their businesses in the ordinary course of business consistent with past practice, and none of the Companies have:
(a)amended or restated its Articles or By-Laws (or similar governing documents);
(b)sold, leased, purchased, assigned or transferred any asset in excess of $10,000 individually without the prior written consent of Buyer;
(c)effected any recapitalization, reclassification, stock or other dividend, stock split or similar occurrence, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder or other equity holder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;
(d)issued (or made commitments to issue) additional securities;
(e)merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors, and third-party transportation providers of the Companies thereof in the ordinary course of business);
(f)granted any license or sublicense of, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;
(g)suffered any event of damage, destruction, casualty loss or claim affecting the assets, properties or business of the Companies and exceeding $50,000 individually, net of insurance proceeds;
(h)[intentionally deleted];
(i)[intentionally deleted];
(j)made any changes to policies or timing of repairs, maintenance, and purchasing and installation of parts, tires, fuel and other replaceable operating supplies;
(k)granted any increase in the amount of compensation, benefits, bonus, change in control, retention or severance pay payable or potentially payable to any of its employees, independent contractors or consultants or adopted, amended or terminated any Plan or Benefit Program or Agreement;
(l)made any payment or commitment to pay any pension, retirement allowance, retiree medical or other employee benefit, any amount relating to unused vacation days or other paid time off, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice without the prior written consent of Buyer;
(m)made any change in accounting or auditing methods, policies or practices;
(n)made or revoked any material election with respect to Taxes of the Companies or changed its tax year;
(o)made any payment or incurred any obligation in excess of $50,000, other than in the ordinary course of business consistent with past practices;
(p)created, incurred, assumed or guaranteed any Indebtedness;

(q)to the Sellers’ Knowledge, received a complaint or notice that an investigation against any of the Companies has been commenced by any Governmental Authority or that any other event has occurred which calls into question any Permit necessary for the Companies to conduct its business and to own and operate the Companies’ assets;
(r)received any notice from any customer, supplier, Governmental Authority or any other Person, the result of which could reasonably be expected to materially impact the business of the Companies;
(s)accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors;
(t)delayed or postponed the payment of any liability (including accounts payable or accrued expenses) or the deferment of expenses;
(u)discharged or satisfied any Lien, or subjected the Companies or any of their respective assets to any Lien;
(v)hired or fired any management and/or key personnel;
(w)changed driver hiring standards and practices, including no trainees;
(x)declared or paid any dividends or distributions; or
(y)committed to do any of the foregoing.
2.13    Real Properties.
(a)Schedule 2.13(a) contains a complete and accurate list of all leases, subleases, licenses and other occupancy agreements, and all modifications, amendments and supplements thereto (collectively, the “Real Property Leases”), under which the Companies use, occupy or operate any real property. The real property that the Companies use, occupy or operate pursuant to the Real Property Leases is referred to herein, collectively, as the “Leased Real Property”. The Companies have made available to Buyer true, correct and complete copies of the Real Property Leases.
(b)Except as set forth on Schedule 2.13(b):
(i)subject to proper authorization and execution of the Real Property Leases by the other parties thereto, each Company has valid leasehold interests in the Leased Real Property that is the subject of the Real Property Leases to which it is a party;
(ii)subject to the terms and conditions of the Real Property Leases, each Company enjoys peaceful and undisturbed possession of the Leased Real Property that is the subject of the Real Property Leases to which it is a party sufficient for the current operations and use of such Leased Real Property by such Company;
(iii)subject to proper authorization and execution of the Real Property Leases by the other parties thereto, each Real Property Lease is in full force and effect;
(iv)to the Sellers’ Knowledge, none of the Companies, nor any other party, is in breach or default in any material respect under any of the Real Property Leases, and, to the Sellers’ Knowledge, no event has occurred which, with the passage of time or notice, or both, would constitute a breach or default in any material respect under any of the Real Property Leases;

(v)none of the Companies has entered into any sublease or other agreement granting to any other Person the right of use or occupancy of, and no other Person is in possession of, any of the Leased Real Property, nor have any of the Real Property Leases been assigned by the Companies in whole or in part; and
(vi)to the Sellers’ Knowledge, no part of any of the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to the Sellers’ Knowledge, no such condemnation or taking is threatened or contemplated.
(c)Schedule 2.13(c) contains a complete and accurate list of all Leased Real Property that is owned by any Seller, any Affiliate of any Seller, and/or any Affiliate of the Companies, in each case other than the Companies.
(d)The Companies do not own any real property.
(e)The Leased Real Property and the Owned Real Property (collectively, the “Real Property”) constitutes all of the real property used, occupied or operated by the Companies.
2.14    Taxes.
(a)Except as set forth on Schedule 2.14(a): (i)  Companies have duly and timely filed or caused to be duly and timely filed all income and other material Tax Returns that are required to be filed by or with respect to the Companies (taking into consideration all extended filing deadlines); (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) the Sellers and the Companies have paid, or made provision for the payment of, all Taxes shown as due on such Tax Returns; and (iv) all Taxes the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the appropriate Governmental Authority or properly accrued.
(b)Except as set forth on Schedule 2.14(b):
(i)there is no dispute or claim concerning any Tax liability of any of the Companies raised by any taxing authority in writing;
(ii)none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any extension pursuant to an automatic extension of the due date for filing a Tax Return);
(iii)none of the Companies has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;
(iv)no deficiency or adjustment which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed, in each case in writing, by any taxing authority against any of the Companies;
(v)none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity contract (other than customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions));
(vi)there is no action, suit, taxing authority proceeding or audit now in progress, pending or threatened in writing against or with respect to Taxes of the Companies;
(vii)no written claim has been made by a taxing authority in a jurisdiction where any of the Companies does not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction;

(viii)no power of attorney that is currently in force has been granted with respect to any matter related to Taxers that could affect any of the Companies;
(ix)except as set forth on Schedule 2.14(b)(ix), there are no Liens (other than Permitted Liens) on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax;
(x)none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v)  prepaid amount received on or prior to the Closing Date;
(xi)none of the Companies has any liability for the Taxes of any Person (other than a Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Legal Requirements), or as a transferee or successor, or by contract (other than customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)) or otherwise pursuant to Legal Requirements;
(xii)none of the Companies has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations). The Companies have disclosed on their Tax Returns all positions taken therein that would be reasonably expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law);
(xiii)none of the Companies has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) or 404 of the Code; and
(xiv)there is no Contract, plan or other arrangement to which any of the Companies is a party to or bound by which provides for any “gross up” or similar payment relating to Taxes under Section 4999 or 409A of the Code.
(c)Both Firebird and Phoenix are, and have been at all times since their inception, properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder for U.S. federal income Tax purposes and are and have been so classified for state income Tax purposes pursuant to analogous state provisions.
2.15    Contracts and Commitments.
(a)Except as set forth on Schedule 2.15(a) or Schedule 2.18(a), none of the Companies is party, or subject, to any of the following Contracts (whereunder the obligations of the parties thereto have not been substantially completed) (each a “Material Contract”):
(i)any Contract relating to any completed or pending business acquisition or divestiture;

(ii)any bonus, severance, retention, change of control, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)any Contract for the sale of any capital assets, including Rolling Stock, in excess of $10,000;
(iv)any Contract for the purchase of any capital assets, including Rolling Stock, in excess of $50,000;
(v)any Contract for capital expenditures in excess of $50,000;
(vi)any Contract with an owner operator or with respect to any employee or driver leasing arrangement affecting Rolling Stock;
(vii)any Contract involving unpaid amounts in excess of $25,000 with a “change in control” clause;
(viii)any stock option or similar plan;
(ix)any Contract (A) for the employment of any officer, individual employee or other person, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions (or any of them), or (C) that provides severance or other benefits for any person or, in each case, that is otherwise not immediately terminable by any of the Companies without cost or liability;
(x)any Contract under which any of the Companies created, incurred or assumed any Indebtedness (including any conditional sales Contract, sale-leaseback, or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Companies’ assets;
(xi)any guaranty of any Indebtedness;
(xii)any lease or other Contract under which it is lessee of or holds, occupies, operates or uses any real or personal property (including Rolling Stock) owned by any other Person, for which the annual rental exceeds $25,000;
(xiii)any lease or other Contract under which it is lessor of or permits any third party to hold, occupy, operate or use any real or personal property for which the annual rental exceeds $50,000;
(xiv)any Contract or group of related Contracts with the same party for the purchase by the Companies of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $25,000;
(xv)any Contract or group of related Contracts with the same party for the sale by the Companies of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000;
(xvi)any other lease or other Contract which cannot be canceled by the Companies without penalty or further payment or obligation and without more than 60 days’ notice and with remaining fixed payments in excess of $25,000;
(xvii)any Contract containing covenants that in any way purport to restrict the right of any of the Companies to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers, carriers or employees;
(xviii)any currency exchange, commodities, interest rate or other hedging arrangement or forward, swap, derivatives or futures Contract;

(xix)any joint venture, partnership, franchise, joint marketing Contract or any other similar Contract (including sharing of profits, losses, costs or liabilities by any of the Companies thereof with any other Person);
(xx)any licensing Contract or other Contract with respect to Intellectual Property, including (A) any Contracts with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property and (B) any license agreements related to the use of software (other than license agreements for the use of generally commercially available off-the-shelf software involving total consideration of less than $50,000);
(xxi)any Contract under which any of the Companies thereof has made loans, investments or advances to any other Person, and such investments, advances or loans remain outstanding (except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, and independent contractors of any of the Companies thereof in the ordinary course of business), in which the amount involved exceeds $2,500 in each case or $25,000 in the aggregate;
(xxii)any Contract with any Governmental Authority that involves annual revenue or expense in excess of $25,000;
(xxiii)any Contract pursuant to which rights of any third party are triggered or become exercisable directly and solely, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions;
(xxiv)any Contract granting rights of first refusal, rights of first negotiation or similar rights or terms to any Person;
(xxv)any Contract providing for the development of Intellectual Property, content or technology, solely or jointly, by or for any of the Companies;
(xxvi)any Contract involving the payment of royalties to any other Person;
(xxvii)any Contract of indemnification or warranty or any Contract containing any support, maintenance, performance metric requirement, non-performance or deficient performance penalty, charge-back of any nature, Lien waiver or service obligation on the part of any of the Companies (except the Companies’ customer or carrier Contracts listed in the Disclosure Schedules and any other Contracts that would not be reasonably expected to result in a liability to the Companies);
(xxviii)any Contract with any consultant (which provides for or will likely involve payments to such consultant in excess of $25,000 after the date of this Agreement) of any of the Companies thereof;
(xxix) any settlement, conciliation or similar Contract, the performance of which will involve payment after the date of this Agreement of consideration in excess of $25,000 or governmental monitoring, consent decree or reporting responsibilities;
(xxx)any Contract granting any exclusive rights with respect to the products and services or Intellectual Property of any of the Companies of any type or scope to any Person; or
(xxxi)any Contract that grants most favored nation status or similar provision.
(b)The Companies have made available to Buyer a true, correct and complete copy of each written Contract set forth on Schedule 2.15(a) or Schedule 2.18(a), to the extent such Contracts are available, including all modifications and amendments thereto, and has made available to Buyer a true, correct and complete written summary of each oral Contract listed on Schedule 2.15(a) or Schedule 2.18(a). With respect to each Contract set forth on Schedule 2.15(a) or Schedule 2.18(a): (i) such Contract is valid, binding and in full force and effect and is enforceable by the Company party thereto in accordance with its respective terms, subject to proper authorization and execution of such Contract by the other parties thereto, and except as enforceability may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies; (ii) to the Sellers’ Knowledge, none of the Companies, nor any other party, is in breach or default in any material respect under such Contract; and (iii) to the Sellers’ Knowledge, there has been no material overpayment or material underpayment with respect to any party’s obligations under such Contract. None of the Companies has received any written notice of the intention of any party to terminate any Contract listed on Schedule 2.15(a).
(c)Schedule 2.15(c) sets forth a list of the Companies’ 10 largest customers (by consolidated revenue for each of the three-month period ended March 31, 2022, the fiscal year ended December 31, 2020 and for the fiscal year ended December 31, 2021), together with a list of the contracts with each such customer, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Customer Contracts”), and none of the Companies nor, to the Sellers’ Knowledge, any other party, is in breach or default under such Customer Contracts. None of the Companies has received a written notice from any customer that such customer intends to terminate, modify, fail to renew, or reduce volumes under, any such Customer Contract or otherwise adversely impact its volumes or business relations with any of the Companies. To the Sellers’ Knowledge there is no fact or circumstance (including the consummation of the Transactions) that could reasonably be expected to cause any such customer to cease or diminish the use of the products or services of any of the Companies after the Closing. None of the Sellers own any equity interest in any of the Companies’ customers, other than less than a 5% ownership of any publicly traded customer.
2.16    Intellectual Property.
(a)All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing Intellectual Property, owned or exclusively licensed by any of the Companies (collectively, the “Registered Intellectual Property”) are set forth on Schedule 2.16(a). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all necessary documents and certificates for the Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, Internet registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or renewing such Registered Intellectual Property. The Intellectual Property owned by any of the Companies (the “Owned Intellectual Property”) and the Intellectual Property licensed by any of the Companies from third parties is all of the Intellectual Property that is used by the Companies in the conduct of its business as currently conducted. None of the Companies has granted to any third party with respect to any Intellectual Property.
(b)The Companies own and possess all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used or held for use in the conduct of the business as currently conducted and as conducted (the “Company Intellectual Property”), in each case free and clear of all Liens, exclusive licenses granted to third parties, and non-exclusive licenses not granted in the ordinary course of business, and other encumbrances. With respect to Intellectual Property, (i) the conduct of the business of the Companies as currently conducted and as it has been conducted in the past three years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that any of the Companies are infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Owned Intellectual Property; and (iii) none of the Companies has received, in the past three (3) years, any claim, “cease and desist” letter, or like correspondence from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations, in writing. There are no Contracts or outstanding judicial or administrative orders to which any of the Companies is a party or by which they are bound, which restricts any of the Companies’ rights to use any of the Company Intellectual Property. To Sellers’ Knowledge, the Company Intellectual Property is valid and enforceable.
(c)No present or former officer, director, employee, or contractor of any of the Companies, has any ownership interest, in whole or in part, in any Company Intellectual Property, or the right to receive royalty or other payments for Intellectual Property used or held for use by any of the Companies.

(d)The Companies own or lease all Computer Systems that are necessary for the operation of their businesses. In the past 36 months, there has been no failure, substandard performance or breach of any Computer Systems which have (i) caused any material disruptions to the business of Companies, or (ii) to the actual knowledge of the Sellers, allowed unauthorized access to a computer or network. The Companies have, pursuant to written software licenses, the authorized number of users or seats used in the businesses of the Companies as currently conducted.
(e)The Companies have possession of a copy of all Technology related to the operation of the businesses of the Companies as conducted as of the date hereof.
(f)To the Sellers’ Knowledge, the Companies have complied with all Contracts, privacy policies, laws and regulations applicable to the Companies regarding personally identifiable information, including any such data privacy laws or agreements with third parties, in every jurisdiction where (i) the Companies conduct business or (ii) residents of such jurisdiction have provided personally identifiable information to the Companies. None of the Companies have been or are currently legally required to provide any notices to data owners in connection with a disclosure of personally identifiable information.
(g)The execution, delivery and performance by the Companies of this Agreement and the consummation of the Transactions do not and will not: (i) encumber or adversely affect the right to use any Intellectual Property presently owned, used or held for use by any of the Companies in the conduct of its business; or (ii) cause Companies to be contractually obligated to pay any Intellectual Property royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered, and performed or the Transactions consummated.
2.17    Litigation.
(a)Except as set forth on Schedule 2.17(a), there are no material Proceedings pending or, to the Sellers’ Knowledge, threatened against or affecting the Companies or their respective partners, owners, officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority or otherwise in existence, nor, to the Sellers’ Knowledge, is there any reasonable and valid basis for any such Proceeding based on acts or omissions of the Sellers or the Companies.
(b)None of the Companies is a party to or subject to or in default under any outstanding Order of any Governmental Authority or arbitration or mediation authority that would be material to the Companies taken as a whole.
(c)Except as set forth on Schedule 2.17(c), since March 31, 2020, none of the Companies has settled or received a final Order concerning any outstanding Proceeding for an amount in excess of $50,000.
(d)Except as set forth on Schedule 2.17(d), none of the Companies has any Proceeding pending against any other Person.
2.18    Employee Benefit Plans.
(a)Schedule 2.18(a) lists each of the following which is sponsored, maintained or contributed to by any of the Companies for the benefit of employees, former employees, directors, former directors, or any agents, consultants, or similar representatives providing services to or for any of the Companies, or with respect to which any of the Companies has any liability:
(i)each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), including each Plans fiduciary, if applicable; and

(ii)each personnel policy, stock option, stock purchase, stock appreciation rights, phantom equity, or any other equity-based plan, program, agreement or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, retention or severance pay plan, policy or Contract, deferred compensation Contract or other arrangement, compensation or supplemental income arrangement, consulting Contract, employment Contract and each other employee benefit plan, Contract or other program, agreement or arrangement (“Benefit Program or Agreement”).
(b)With respect to each Plan and each Benefit Program or Agreement, the Companies have made available to Buyer copies (as applicable) of (i) the applicable plan or other governing documents currently in effect, and any related trusts, insurance, group annuity Contracts, and each other funding or financing arrangement related thereto, including any amendments (or, in the case of any unwritten arrangement, a written description of the terms thereof), (ii) the most recent summary plan description and amendments and modifications thereto, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements, (v) the most recent audit, and (vi) the latest annual or other report filed with any Governmental Authority.
(c)None of the Companies, nor any corporation, trade, business or entity under common control with the Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Commonly Controlled Entity”), has ever (i) sponsored, maintained, participated in or contributed to any plan which is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination, insolvency or reorganization of any multiemployer plan. No Plan provides for medical or life insurance benefits to retired or former employees of any of the Companies (other than as required under Code Section 4980B, or similar state Legal Requirement).
(d)Except as set forth on Schedule 2.18(d):
(i)Each Plan and Benefit Program or Agreement complies in all material respects in form and operation with its terms, the requirements of the Code, ERISA, and all other applicable laws;
(ii)To the Sellers’ Knowledge, each Plan that is intended to be qualified under Section 401(a) of the Code meets such requirements and has received a favorable determination letter or opinion letter from the Internal Revenue Service within the applicable remedial amendment periods and no amendments have been made to any such Plan following the receipt of a determination letter or opinion letter that would jeopardize such Plan’s qualified status;
(iii)There are no Proceedings (other than routine claims for benefits under such plans) pending or threatened against any of the Plans, Benefit Programs or Agreements or their assets;
(iv)As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;
(v)To the Sellers’ Knowledge, no act, omission or transaction has occurred which would result in imposition on any of the Companies of (A) a breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vi)To the Sellers’ Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Program or Agreements before the Internal Revenue Service, the Department of Labor, the Pension Guaranty Benefit Corporation or any other Governmental Authority; and
(vii)No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(viii)All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any of the Companies, as appropriate), and all contributions for any period ending on or before the Closing Date have been paid to each such Plan or, if not yet due, have been accrued on the Companies’ Financial Statements;
(ix)All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA); and
(x)The Companies are in compliance with the provisions of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), and applicable regulations and other regulatory guidance issued under such act, and no Tax or liability has been or, to Sellers’ Knowledge, is expected to be incurred as a result of the application of the ACA other than has been paid or accrued.
(e)Each Plan which is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.
(f)No Plan or Benefit Program or Agreement provides that payments pursuant to such Plan or Benefit Program or Agreement may be made in securities of the Companies or any Commonly Controlled Entity, nor does any trust maintained pursuant to any Plan or Benefit Program or Agreement hold any securities of the Companies or any Commonly Controlled Entity.
(g)The execution and delivery of this Agreement and the consummation of the Transactions (either alone or in combination with any other event) will not (i) require any of the Companies, the Buyer or any of their Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under any Plan or Benefit Program or Agreement, (ii) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement or (iii) accelerate the time of vesting, payment or funding of any amount or benefit due pursuant to any Plan or Benefit Program or Agreement.
2.19    Insurance.
(a)The Companies have been a participant in the Archway captive insurance program (the “Archway Program”) since May of 2015.
(b)Schedule 2.19(b) lists each insurance policy and bond or letter of credit currently maintained by or otherwise covering the Companies and describes any captive insurance, self-insurance or co-insurance arrangements by or affecting the Companies (the “Insurance Policies”). Schedule 2.19(b) also sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the expiration dates thereof, and the coverage amounts and applicable deductibles. All such Insurance Policies are in full force and effect, and no notice or, to Sellers’ Knowledge, threat of a material rate increase, non-renewal, cancellation or termination has been received by any of the Companies with respect to any such Insurance Policy. None of the Companies has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy. The Companies have provided or made available to Buyer true, correct, and complete copies of all such policies of insurance and bonds set forth on Schedule 2.19(b), including copies of all material documents concerning such Company’s participation in the Archway Program.
(c)Except as set forth on Schedule 2.19(c)(i), there is no claim pending under any of such policies or bonds listed on Schedule 2.19(b). All premiums due and payable under all such policies and bonds have been timely paid, and the Companies are otherwise in compliance with the terms of such policies and bonds. The insurance coverage provided by the policies and bonds described in Schedule 2.19(b) will not terminate or lapse by reason of the consummation of any of the Transactions. Except as set forth on Schedule 2.19(c)(ii), there such policies are sufficient for the compliance with all Legal Requirements and all Material Contracts relating to the Companies.

2.20    Compliance with Laws. Except as otherwise set forth on Schedule 2.20, (a) the Companies have complied with all Legal Requirements applicable to the operation of the businesses, (b) no material investigation, audit or review by any Governmental Authority with respect to any of the Companies is pending or, to Sellers’ Knowledge, threatened, and (c) no written notices alleging a violation, or, to Sellers’ Knowledge, any other communication regarding, any violation, investigation relating to any violation, or threat to be charged with any violation, have been received by any of the Companies, in each case with respect to any such Legal Requirements and that would be material to the Companies taken as a whole.
2.21    Environmental Matters. Except as set forth on Schedule 2.21:
(a)Except as would not have, individually or in the aggregate, a Material Adverse Effect,
(i)the Companies have for the past five (5) years been in material compliance with applicable Environmental Laws;
(ii)to Sellers’ Knowledge the Companies have, or have applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and each is, and for the past five (5) years has been, in material compliance with the terms and conditions thereof, and has timely applied for all required renewals or modifications thereof, and all such Environmental Permits are in full force and effect, and the Company has no written notice that such Environmental Permits will not be renewed in the ordinary course;
(iii)the Companies are not subject to any pending or, to the Sellers’ Knowledge, threatened Environmental Claims, nor have the Sellers or the Companies received any written communication alleging any material violation, noncompliance, or enforcement or any written communication alleging any investigation or remediation from any Governmental Authority pursuant to Environmental Laws;
(iv)to Sellers’ Knowledge there has been no Release of any Hazardous Substance by the Companies during the past five (5) years in violation of any Environmental Laws or in a manner that would reasonably be expected to give rise to any remedial or corrective action obligations pursuant to Environmental Laws;
(v)the Companies have not assumed or retained by contract, Order or operation of any Legal Requirement any liability (i) of any Person (other than the Companies) in respect of any Environmental Claim or pursuant to Environmental Laws, or (ii) with respect to any property formerly owned or operated by, or any business or operations formerly conducted by, any of the Companies; and
(vi)to the actual knowledge of Sellers, there has been no exposure of any Person or property to any Hazardous Substances in connection with the Companies’ properties or operations thereon that would reasonably be expected to form the basis for an Environmental Claim or any other claim for damages or compensation.
(b)    The Sellers have made available for inspection by Buyer complete and accurate copies of available and material environmental assessment and audit reports and studies, material Environmental Permits, and correspondence addressing environmental obligations pursuant to Environmental Laws or Environmental Claims relating to the Companies and their owned real property that are in the possession of the Sellers.
2.22    Affiliated Transactions. Except as set forth on Schedule 2.22, no director, officer, stockholder, member, partner or any Affiliate of the Sellers, the Companies or, to the Sellers’ Knowledge, any individual in such director’s, officer’s, member’s, partner’s, holder’s or Affiliate’s immediate family or any entity controlled by any such director, officer, stockholder, member, partner or Affiliate of the Sellers or the Companies, (a) is a party to any Contract or transaction with or (except under terms of employment, as applicable) provides any services to the Companies, (b) has any interest in any tangible or intangible property used by the Companies, or (c) has, directly or indirectly, any interest in any Person that competes with, or does business with, or has any contractual arrangement with, the Companies (clauses (a), (b) and (c) collectively, “Affiliated Transactions”). None of said Persons has any claim, charge, action, or cause of action against the Companies, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay, or accrued salary and bonus or accrued benefits under a Plan existing on the date hereof. None of said Persons owes any money to the Companies.
2.23    Sufficiency of and Title to Assets. The assets (including Rolling Stock) owned, leased, or licensed by the Companies as of the date hereof (and for the avoidance of doubt, following the consummation of the Transactions) constitute all material assets used in connection with the business of the Companies, and such assets constitute all the material assets necessary for the Companies to continue to conduct their business in the same manner as they are presently being conducted or proposed to be conducted. The material assets (excluding Rolling Stock) of the Companies are not subject to any Lien, except for Permitted Liens.
2.24    Rolling Stock. Schedule 2.24(a) sets forth the Inspected Rolling Stock and the Uninspected Rolling Stock (including year, make, model, VIN, approximately mileage where applicable, and fair market value) owned by the Companies as of the Closing Date. Except as set forth on Schedule 2.24(b), (i) each unit of Rolling Stock is in the Companies’ possession and control, is not subject to any Lien, except for Permitted Liens, and is properly and currently licensed and registered; (ii) each unit of Uninspected Rolling Stock is (A) in good operating condition and repair (subject to normal wear and maintenance), and meets in all material respects all applicable roadability regulations and standards of the United States Department of Transportation (“DOT”), is usable in the ordinary course of business, and (B) is otherwise in conformance with applicable Legal Requirements, Permits, warranties and maintenance schedules relating to its construction, manufacture, modification, use and operation in all material respects; and (iii) each unit of Inspected Rolling Stock has not been materially damaged, which, for purposes hereof shall mean requiring estimated repairs costing in excess of $5,000, in each case, since the date such Inspected Rolling Stock was inspected by Buyer. For purposes of this Section 2.24, “good operating condition and repair (subject to normal wear and maintenance)” means for each unit that (x) there is no damage or defect to or in any lamp, light, bumper, fender, frame, tank or body damage in excess of $1,000 per unit, (y) with respect to glass, there are no chipped, broken or cracked windshield, windows or mirrors or other damage in excess of $1,000 per unit, and (z) with respect to cab interiors, all standard equipment, dash panels and interior trim pieces are intact and operational except as would not require repair in excess of $1,000. FOR THE AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.24, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE INSPECTED ROLLING STOCK, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS OR SUITABILITY OF THE INSPECTED ROLLING STOCK.
2.25    Labor and Employment Matters.
(a)Schedule 2.25(a) sets forth a true, correct and complete list of all employees of the Companies (the “Business Employees”). Schedule 2.25(a) sets forth each Business Employee’s name, employing entity or employing entities, job title, status as exempt or non-exempt under the Fair Labor Standards Act, original hire date, bonus and other compensation paid for calendar year 2021, current base salary or base wages and all other forms of compensation for which such Business Employee is eligible, description of any current leave status (including nature and anticipated duration), details of any visa and details of any co-employment relationship.
(b)Except as set forth on Schedule 2.25(b):
(i)none of the Companies is, are, or have been, a party to or bound by any collective bargaining agreement or other Contract with a labor union or other representative of employees and no such Contract is currently being negotiated;
(ii)no Business Employee is represented by a labor union or similar representative and there have been no union certification or representation petitions with respect to any Business Employees and, to the Sellers’ Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any Business Employees;
(iii)there is no legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding pending or threatened by or with respect to any Business Employee or any other individual who has provided services with respect to the Companies. The Companies have complied with all Legal Requirements with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Companies (including the Fair Labor Standards Act and all such Legal Requirements regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety) and as of the Closing Date, each Business Employee and any other individual who has provided services with respect to the Companies will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date;
(iv)there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, union organizational activity, or other labor dispute involving the Companies, or any of foregoing entities’ respective Affiliates;
(v)with respect to all Business Employees and former employees of the Companies, there has not been any proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any proceeding relating to any alleged violation of any Legal Requirement pertaining to employment or wage practices, including any charge or complaint filed with the Equal Employment Opportunity Commission, U.S. Department of Labor, or any comparable Governmental Authority;
(vi)none of the Companies, nor any of foregoing entities’ respective Affiliates, has agreed to recognize a collective bargaining agent; and
(vii)there are no current or threatened investigations relating to the classification by the Companies of independent contractors engaged by the Companies, and none of the Companies has received notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any portion of the Companies’ independent contractors as employees for any purpose.
(c)With respect to all employees and contractors who provide and have provided services to any of the Companies, the Companies are and have been in compliance with all applicable Legal Requirements relating to the employment or contracting of labor, including labor and employment practices, terms and conditions of employment and services, wages and hours, overtime payments, Fair Labor Standards Act compliance, the retention and classification of independent contractors and employees, requirements with respect to workers’ compensation insurance, recordkeeping, non-discrimination, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other benefits, and the full payment of all required social security contributions, unemployment insurance contributions and Taxes. All wages, bonuses and other charges, reimbursements and compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of the Companies have been paid in full, or will be paid in full, to such employees and contractors prior to the Closing.
2.26    Operating Assets. The operating assets listed on Schedule 2.26(a) are owned, collectively, by the Companies as of the Closing Date.
2.27    Drivers. Schedule 2.27 sets forth all Business Employees of the Companies that in the course of their employment operate a commercial motor vehicle (a “Driver”) (including the identity of the individual Driver, employing entity, and the existence of the applicable Driver’s requisite commercial driver license and the classes and endorsements relative to thereto). Except as would not be material to any Company, each Driver is an employee of the Company as identified in Schedule 2.27, each Driver is DOT qualified, the applicable Company for each Driver has complete, accurate and correct DOT driver qualification file (including pre and post employment and qualification documentation), and each Driver is actively taking dispatch with respect to business operations of the Company by which such Driver is employed.

2.28    Independent Contractors.
(a)Schedule 2.28(a) sets forth a true, correct and complete list of all Independent Contractors contracted with the Companies as of the relevant date (which shall not be more than thirty days prior to the Closing Date). Each of the Companies’ contracts with its Independent Contractors complies in all material respects with the federal truth-in-leasing regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks, and other actions of the Companies with regard to its Independent Contractors have complied in all material respects with the terms and conditions of such contracts and regulations.
(b)Schedule 2.28(b) is a true, correct, and complete listing, as of the relevant date (which shall not be more than three days prior to the Closing Date), of all of the escrowed funds held by the Companies for each Independent Contractor, all of which are reflected on the Latest Balance Sheet and a listing of any amounts owed to the Companies by each Independent Contractor in accordance with the terms of any contract between the applicable Company and an Independent Contractor.
2.29    Permits; Safety.
(a)Schedule 2.29(a) is a true, correct, and complete listing of all Permits held by the Companies. The Companies possess all material Permits required to operate their business as presently or previously conducted, such Permits are in full force and effect, no Proceeding is pending or, to the Sellers’ Knowledge, threatened which could result in the revocation, reclassification or limitation of any Permit. None of the Companies has received any written notice of or, to the Sellers’ Knowledge, any other communication regarding (i) any actual or possible violation of any material Permit or any failure to comply with any term or requirement of any material Permit, or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination, or modification of any material Permit. Except as set forth on Schedule 2.29(a), none of the material Permits held by any of the Companies will be terminated or impaired or become terminable as a result of the Transactions.
(b)Firebird has not received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (“FMCSA”), or its predecessor the Federal Highway Administration (“FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no proceeding pending that could result in an unsatisfactory or conditional safety and fitness rating. Firebird maintains Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the FMCSA in connection therewith, and to the Sellers’ Knowledge no issues, deficiencies or violations exist which could reasonably be expected to adversely affect such CSA Scores.
(c)Firebird has contracted for brokered transportation of freight only with reputable motor carriers in the reasonable judgment of Firebird.
2.30    Bank Accounts; Powers of Attorney; Investments; Derivatives. Schedule 2.30 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which any of the Companies maintains safe deposit boxes, an account, credit line, lock box or other accounts of any nature with respect to its business, and the last four digits of the account numbers with respect to each of the foregoing, (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, (c) the names of all Persons, if any, holding powers of attorney from any of the Companies, and a summary statement of the terms thereof, (d) all certificates of deposit, debt, or equity securities and other investments owned, beneficially or of record, by the Companies, and (e) any outstanding obligations in respect of a derivative transaction including any foreign exchange transaction.
2.31    Loans to Officers and Directors. Except as set forth on Schedule 2.31, none of the Companies has outstanding any loans or advances to any shareholder, officer, director or partner of the Companies.
2.32    Payable due from Companies’ Affiliates. Schedule 2.32 sets forth a list of all payables, loans or advances due to any of the Companies from any of the Companies’ Affiliates.

2.33    Books and Records. Except as disclosed on Schedule 2.33, the Companies have provided or made available to Buyer true, correct, and complete copies of (a) all documents identified in the Disclosure Schedules, (b) the Organizational Documents, (c) the minute books containing records of all material proceedings, consents, actions, and meetings by the managers, members, boards of directors, or similar governing body of the Companies, committees of the boards of directors of the Companies, and stockholders, members or other equity holders of the Companies, as applicable, (d) the stock/unit ledger, journal, and other records of the equity ownership of the Companies, and (e) all material Permits, Orders, authorizations and consents issued by any Governmental Authority with respect to the Companies or any securities of the Companies, and all applications for such Permits, Orders, authorizations, and consents. The books, records, and accounts of the Companies (i) are true, correct, and complete, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Companies, as applicable.
2.34    Restrictions on Business Activities. There is no Contract or Order binding upon any of the Companies which has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or presently proposed business practice of the Companies, any acquisition of property by the Companies, the conduct of business by the Companies as currently conducted or as presently proposed to be conducted by the Companies.
2.35    No Other Representations or Warranties. SELLERS ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) OR IN ANY TRANSACTION DOCUMENT, BUYER EXPRESSLY DISCLAIMS AND MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO SELLERS OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, NONE OF SELLERS, ANY OF THEIR AFFILIATES, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLERS MAKES ANY REPRESENTATION OR WARRANTY TO BUYER (WHETHER EXPRESS OR IMPLIED) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
3.01    Good Standing. Buyer is a corporation existing and in good standing under the laws of the State of Texas.
3.02    Power and Authority; Authorization. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of the Transaction Documents to which Buyer is a party.
3.03    Enforceability. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which the Buyer is a party, has been (or are being in connection with the execution and delivery of this Agreement) duly executed and delivered by Buyer, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Legal

Requirements affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
3.04    No Conflicts. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the Transactions do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s certificate of incorporation or bylaws, or any Contract or other instrument to which Buyer is bound, or any Legal Requirement to which Buyer is subject.
3.05    Litigation. There are no Proceedings pending against or affecting Buyer or its Subsidiaries at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which would reasonably be expected to adversely affect Buyer’s performance under any Transaction Document to which Buyer is a party or the consummation of the Transactions.
3.06    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or other Contract made by or on behalf of Buyer, except those that will be satisfied or otherwise borne by Buyer (and not satisfied or otherwise borne by Sellers or any of their owners or Affiliates).
3.07    Restricted Shares; Shares Issued Pursuant to Employment Agreements. As of the Closing, the Restricted Shares and the Common Stock of AE issued pursuant to the Employment Agreements shall be duly and validly issued in accordance with the Articles and By-Laws (or similar governing documents) of AE and free and clear of all Liens other than transfer restrictions arising under federal and state securities laws and as expressly provided herein.
3.08    No Other Representations or Warranties. BUYER HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF, AND BASED THEREON HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSACTIONS, THE STOCK AND THE ASSETS, PROPERTIES, LIABILITIES, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANIES’ BUSINESS. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN REVIEW AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES MAY BY THE SELLERS IN ARTICLE 2 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES). BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) OR IN ANY TRANSACTION DOCUMENT, SELLERS EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, NONE OF BUYER, ANY OF ITS AFFILIATES, NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO SELLERS (WHETHER EXPRESS OR IMPLIED) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.
ARTICLE 4
ADDITIONAL AGREEMENTS
4.01    Tax Matters.
(a)Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (other than Pass-Through Tax Returns) of, with respect to, or including the Companies required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods (collectively, the “Buyer Prepared Returns”). The Sellers’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Pass-Through Tax Returns of the Companies with respect to any Pre-Closing Period or Straddle Period (the

“Seller Prepared Returns”). The Buyer Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Not later than 15 days prior to the due date (including extensions) for filing any Buyer Prepared Return, or as soon as reasonably practical prior to the due date (including extensions) for filing a Buyer Prepared Return that is a Tax Return relating to sales, use, or payroll Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, Buyer shall deliver a copy of such Buyer Prepared Return, together with all supporting documentation and workpapers, to the Sellers’ Representative for its review and reasonable comment and Buyer will consider in good faith any such reasonable comments. Notwithstanding the foregoing, with respect to any such Tax Return subject to this Section 4.01 that reflects the operations of the Companies and any of their pre-Closing Affiliates through the Closing Date (such as with respect to the Texas franchise tax), Buyer, not later than 15 days prior to the due date (including extensions) for filing such Tax Return, shall deliver a pro forma Tax Return with respect to each Company and any of its pre-Closing Affiliates reflecting its operations on a separate entity basis for the applicable taxable year, together with all supporting documentation and workpapers, to the Sellers’ Representative for its review and reasonable comment and Buyer will consider in good faith any such reasonable comments (with such applicable Tax Returns and pro forma Tax Returns constituting Buyer Prepared Returns). Buyer will cause each Buyer Prepared Return to be timely filed and will provide a copy thereof to the Sellers’ Representative. Not later than 15 days prior to the due date (including extensions) for filing any Seller Prepared Return, Sellers shall deliver a copy of such Seller Prepared Return (reasonably redacted with respect to Sellers’ personal information), together with all supporting documentation and workpapers (reasonably redacted with respect to Sellers personal information), to Buyer for its review and reasonable comment. The Sellers’ Representative will consider in good faith any reasonable comments provided by Buyer in writing within five (5) days of receipt of a Seller Prepared Return. The Sellers’ Representative will cause each Seller Prepared Return to be timely filed, pay any Taxes owed for the period covered by such Seller Prepared Return (except to the extent included in the calculation of Net Working Capital, Transaction Expenses or Indebtedness) and provide a copy thereof (reasonably redacted with respect to Sellers’ personal information) to Buyer.
(b)Buyer and the Sellers’ Representative shall attempt in good faith to resolve any disagreements regarding any Buyer Prepared Return prior to the filing due date (including applicable extensions). In the event that Buyer and the Sellers’ Representative are unable to resolve any dispute with respect to such Buyer Prepared Return, such dispute shall be resolved by an independent accounting firm mutually acceptable to both Buyer and the Sellers’ Representative. The fees and expenses of such accounting firm shall be borne equally by Sellers (in proportion to each Sellers’ Pro Rata Share), on the one hand, and Buyer on the other. If any dispute with respect to a Buyer Prepared Return is not resolved prior to the applicable filing due date (including applicable extensions), such Buyer Prepared Return shall be filed as prepared by Buyer; provided, however, that such Buyer Prepared Return shall be amended to the extent necessary to reflect the subsequent resolution of any such dispute by the independent accounting firm.
(c)For all purposes of this Agreement, in the case of any Taxes that are payable with respect to any Straddle Period of Firebird or Phoenix, the portion of any such Taxes attributable to the portion of such Straddle Period ending on the day prior to the Closing Date (A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of such Companies ended with (and included) the day prior to the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the day prior to the Closing Date and the period beginning after the day prior to the Closing Date in proportion to the number of days in each period; and (B) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of such Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d)Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making Sellers and the Companies’ employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Sellers and Buyer further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would be reasonably expected to be imposed on the Buyer, the Companies or Sellers, including, but not limited to, with respect to the Transactions. The Companies and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records. .
(e)Buyer and its Affiliates shall not (and following the Closing shall not permit any of the Companies to) (i) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to any Pre-Closing Period or Straddle Period; (ii) surrender any right to claim a refund of Taxes for any of the Companies with respect to any Pre-Closing Period or Straddle Period; (iii) initiate discussions or examinations with Governmental Authorities regarding Taxes of the Companies with respect to any Pre-Closing Period or Straddle Period; (iv) make any Tax election relating in whole or in part to the Companies with respect to any Pre-Closing Period or Straddle Period; or (v) take any other action that could reduce any Tax benefit in respect of any Pre-Closing Period or Straddle Period of the Companies, in each case without the prior written consent of the Sellers’ Representative.
(f)Buyer and its Affiliates shall not file or cause to be filed any election under Section 338 or 336(e) of the Code (or similar state or local tax election) with respect to the transactions contemplated by this Agreement. Buyer shall not make or cause to be made any extraordinary transaction, event, or effect as of the Closing Date (other than expressly contemplated by this Agreement) that could reasonably be expected to increase the amount of Taxes directly imposed on Sellers or their Affiliates or for which Sellers are required to indemnify Buyer or its Affiliates under this Agreement.
(g)Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable Legal Requirements (including through the use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees), any Tax deductions attributable to or arising from the Transaction Expenses, Indebtedness or any other amounts that reduced the Final Aggregate Purchase Consideration shall, with respect to the Companies, be deducted, to the extent permitted by applicable Legal Requirements, in the Pre-Closing Period or the pre-Closing portion of any Straddle Period.
(h)Sellers and Buyer shall each bear and pay fifty percent (50%) of any state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the Transactions, including without limitation transfer of the Stock (the “Transfer Taxes”). Buyer and Sellers shall cooperate in good faith to file required Tax Returns and to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes.
(i)Within ninety (90) days after the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement setting forth Buyer’s proposed allocation of the Aggregate Closing Consideration among the Firebird Stock and the Phoenix Stock (the “Base Allocation”). The proposed Base Allocation delivered by Buyer shall become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to the Sellers’ Representative unless the Sellers’ Representative delivers written notice of their disagreement to Buyer on or prior to such date. If a timely notice of disagreement is delivered by the Sellers’ Representative, then the Base Allocation shall become final and binding on the parties to this Agreement on the date Buyer and the Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the notice of disagreement. Sellers and Buyer shall file all Tax Returns and prepare all books and records in a manner consistent with the Base Allocation and shall not, unless otherwise required by a final determination under Section 1313 of the Code or similar provision under foreign, state or local Legal Requirements, take any action that would be inconsistent with the Base Allocation. If any Governmental Authority disputes the Base Allocation, the Party receiving notice of the dispute shall promptly notify the other Party of such dispute, and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Base Allocation.
(j)Buyer shall promptly notify Sellers in writing upon receipt by Buyer, any of its Affiliates or any of the Companies of written notice of any pending or threatened Tax Proceeding with respect to any of the Companies and for which Sellers would have an indemnity obligation pursuant to Section 5.02(a)(iv) (“Seller Tax Contest”). Sellers shall have the sole right to represent the interests of the Companies in any Seller Tax Contest that relates to a Pass-Through Tax Return or solely to a Pre-Closing Period, and to employ counsel of its choice at its expense; provided, that Sellers shall (x) permit Buyer to participate in any such Seller Tax Contest other than with respect to a Pass-Through Tax Return at its own expense and (y) shall not settle or compromise any such Seller Tax Contest other than with respect to a Pass-Through Tax Return without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall have the sole right to represent the interests of the Companies in any Seller Tax Contest other than a Seller Tax Contest that relates to a Pass-Through Tax Return or solely to a Pre-Closing Period, and to employ counsel of its choice at its expense; provided, that Buyer shall (x) permit Sellers to participate in any such Seller Tax Contest at its own expense and (y) shall not settle or compromise any such Seller Tax Contest without the written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed). A party’s right to participate in a Seller Tax Contest shall include the right to receive copies of all correspondence from the relevant taxing authority relating to such Seller Tax Contest and attend meetings and review and comment on submissions relating to any such Seller Tax Contest, and the controlling party shall consider in good faith any comments provided by the participating party.
(k)Sellers shall be entitled to receive all refunds (or credits for overpayments) of Taxes of the Companies for Pre-Closing Periods and the pre-Closing portion of Straddle Periods received by Buyer or any of its Affiliates (including for this purpose any of the Companies) after the Closing; provided, however, that, any such refunds shall be for the account of Buyer to the extent that any such refunds are attributable to the carryback from a Tax period beginning after the Closing Date of items of loss, deduction or credit, or other Tax items. Upon receipt of any such Tax refund (or credits for overpayments), and in no event later than twenty (20) Business Days after receipt by Buyer or any of its Affiliates (including for this purpose any of the Companies), Buyer will deliver and pay over to Sellers (in accordance with their Pro Rata Amount), by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), including any interest actually received thereon, less any related out-of-pocket expenses and Taxes attributable to the receipt thereof. In furtherance of the foregoing, in connection with any reasonable request by Sellers, Buyer shall use commercially reasonable efforts to obtain any such refund or credit including through the filing of amended Tax Returns or refund claims.
4.02    Further Assurances. From time to time from and after the Closing, as and when reasonably requested by Buyer, each Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary to evidence and effectuate the Transactions.
4.03    Release.
(a)Effective as of the Closing, each Seller on its behalf and on behalf of each member of the Seller Group, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges, to the fullest extent permitted by applicable Legal Requirements, each member of the Company Group, both individually and in their official capacities, from any and all claims that any member of the Seller Group may now have, has ever had or that might subsequently accrue to such member of the Seller Group, including any claims (i) that may be asserted derivatively whether on behalf of any of the Companies or otherwise against any current or former officer, director, partner, member, manager or employee of any member of the Company Group, including with respect to the negotiation, execution and delivery of this Agreement or any Transaction Document, (ii) arising on account of or arising out of any matter, cause or event related to such Seller’s direct or indirect, record or beneficial, ownership of the Stock or other securities of any member of the Company Group, (iii) relating to breach of fiduciary duty, (iv) relating to breach of the organizational documents of any member of the Company Group, (v) relating to slander, libel or disparagement of such Seller or of his family members by any member of the

Company Group, (vi) relating to requests for information or any failure to provide required reports or complete or correct information to such Seller, or any officers, directors or managers of any member of the Company Group, (vii) relating to the operation or management of any member of the Company Group by the partners, officers, directors, managers and Affiliates of such member of the Company Group, (viii) relating to any failure of any member of the Company Group to offer such Seller the right to acquire any additional securities of any member of the Company Group or any violation of any preemptive rights of such Seller, or (ix) relating to such Seller’s employment by any member of the Seller Group or the termination thereof (the “Seller Released Claims”); provided, however, that the foregoing release and discharge shall not apply to any (x) rights and claims arising from or in connection with this Agreement or any Transaction Document, (y) compensation for services rendered and reimbursement of expenses payable to such Seller in such Seller’s capacity as an employee or officer of any of the Companies in the ordinary course of business relating to the pay period in which the Closing occurs, or (z) rights and claims arising from a Seller’s employment relationship with the Company Group for any period beginning after the Closing.
(b)Effective as of the Closing, the Buyer hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges, to the fullest extent permitted by applicable Legal Requirements, each of the Sellers, both individually and in their official capacities, from any and all claims that the Buyer may now have, has ever had or that might subsequently accrue to the Buyer, including any claims (i) that may be asserted derivatively whether on behalf of any of the Companies or otherwise against any current or former officer, director, partner, member, manager or employee of any member of the Sellers, including with respect to the negotiation, execution and delivery of this Agreement or any Transaction Document, (ii) arising on account of or arising out of any matter, cause or event related to such Seller’s direct or indirect, record or beneficial, ownership of the Stock or other securities of any member of the Company Group, (iii) relating to breach of fiduciary duty, (iv) relating to breach of the organizational documents of any member of the Company Group, or (v) relating to the operation or management of any member of the Company Group by the partners, officers, directors, managers and Affiliates of such member of the Company Group (the “Buyer Released Claims”); provided, however, that the foregoing release and discharge shall not apply to any rights and claims arising from or in connection with this Agreement or any Transaction Document.
(c)THE RELEASES IN SECTIONS  4.03(a) AND 4.03(b) ARE SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY (AND WHETHER DIRECTLY OR INDIRECTLY BY AGENTS OR REPRESENTATIVES OF) THE COMPANY GROUP OR THE SELLERS, AS APPLICABLE.
(d)Each Party represents and warrants that it has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Seller Released Claims or Buyer Released Claims, as applicable (or any claims that would constitute Seller Released Claims or Buyer Released Claims, as applicable but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto.
(e)Each Party acknowledges that the provisions of Sections 4.03(a) and 4.03(b) are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform such Party. Each Party further acknowledges that, in signing the release set forth in Sections 4.03(a) or 4.03(b), as applicable, it has not relied on any promises or representations, express or implied, that are not referred to herein.
(f)Each Party, on its own behalf and on behalf of each of its respective Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) of any kind based upon any Seller Released Claims or Buyer Released Claims, as applicable, purported to be released hereby. Each Party understands that it is, on its own behalf and on behalf of each of its respective Affiliates, expressly waiving all claims covered by the releases set forth in Sections 4.03(a) or 4.03(b), as applicable, including those claims that he, she or it may not know of or suspect to exist, that, if known, may have affected the decision to provide the releases set forth in Sections 4.03(a) or 4.03(b), as applicable, and each Party is, on its own behalf and on behalf of each of its respective Affiliates, expressly waiving any rights under applicable Legal Requirements that provide to the contrary. Each Party agrees that if it violates any provision of this Sections 4.03 or 4.03(b), as applicable, it shall pay all costs and expenses of defending against any related or resulting suit or other proceeding incurred by the applicable Party or its Affiliates released hereunder, including reasonable attorneys’ fees
4.04    Restrictive Covenants. In consideration for Buyer’s acquisition of the Stock and the transfer of the goodwill associated therewith, and in order to satisfy certain conditions to the consummation of the Transactions and as a material inducement and express incentive for Buyer to enter into this Agreement, each Seller expressly agrees to the provisions of this Section 4.04.
(a)Covenant Not to Compete. Each Seller covenants and agrees that, during the Restricted Period, such Seller shall not, and shall not permit any Affiliate of such Seller or any Person acting at such Seller’s direction to, directly or indirectly, own, invest in (except for passive investment, not exceeding three percent (3%) ownership, of any public company), manage, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or employee with, or permit such Seller’s or other Person’s names to be used by or in connection with, any business or organization (other than Buyer or any of Buyer’s Affiliates) that engages in the Restricted Business, except as an employee of any of the Companies or Buyer. The restrictions set forth in the previous sentence shall apply on Sellers’ (and its Affiliates and other applicable Person’s) activities in the states of Texas, New Mexico, Oklahoma, Arkansas, and Louisiana with respect to the Firebird Business, and the continental United States of America with respect to the Phoenix Business (the “Restricted Territory”) without the prior written consent of the Buyer.
(b)Non-Solicitation of Employees, Consultants, Independent Contractors. During the Restricted Period, no Seller shall, and each Seller shall cause its respective Affiliates not to, directly or indirectly, cause, solicit, induce or encourage to leave the employment or engagement of any of the Companies or of Buyer or any of its Affiliates, or solicit, hire or employ, or cause any other Person to solicit, hire, engage or employ, any employee, consultant or independent contractor retained or employed by any of the Companies or the Buyer as of the Closing or as of any time following the Closing during the Restricted Period unless such retention or employment had ceased for the preceding twelve (12) months.
(c)No Interference with Customers, Suppliers or Others. Each Seller agrees that, during the Restricted Period, each Seller shall not, and shall not permit any Affiliate of such Seller or any Person acting at such Seller’s direction or with such Seller’s encouragement to, directly or indirectly: (i) solicit, encourage, support, cause or attempt to cause any Supplier to cease or lessen such Supplier’s business with any of the Companies or with Buyer; or (ii) solicit any Customer regarding any products or services similar to those offered by any of the Companies or Buyer (the “Company Services”), or sell to any Customer, or provide any Customer with, any Company Services in the Restricted Territory, except as an employee of any of the Companies or Buyer. For purposes of this Agreement, the term “Customer” means any shipper, carrier, client or other customer of any of the Companies or Buyer as of the Closing or during the Restricted Period. For purposes of this Agreement, the term “Supplier” means any supplier of goods or services to any of the Companies or Buyer as of the Closing or during the Restricted Period.
(d)Non-Disparagement. Each Seller agrees that, during the Restricted Period, such Seller shall not, shall cause its Affiliates not to, and shall not permit any Person acting at such Seller’s direction or with such Seller’s encouragement to, directly or indirectly, make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage or make any negative comments about Buyer or any of its Affiliates (including the Companies) or their respective officers, directors, employees, equityholders, members, agents, products or services.
(e)Sellers’ Acknowledgements and Representations. Each Seller expressly acknowledges and agrees that the restrictions set forth herein are reasonable in all respects and are no greater than necessary to protect Buyer’s and its Affiliates’ (including the Companies’) legitimate business interests, including the preservation of trade secrets, valuable confidential and professional information, and substantial relationships with prospective and existing customers. Each Seller further acknowledges and agrees that the Restricted Territory represents a reasonable geographic area and that the Companies and Buyer do business throughout the Restricted Territory as of the Closing Date. Further, each Seller acknowledges that Buyer would not proceed with the Closing without receiving the full scope of the protections provided for hereunder and that any lesser geographic restriction would not adequately protect Buyer.
(f)Reformation; Severability of Provisions. The parties expressly acknowledge and agree that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of Buyer and its Affiliates. However, if any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states, and each political subdivision thereof, within the Restricted Territory.
(g)Injunctive Relief. Each Seller acknowledges that (a) the provisions of this Section 4.04 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of this Section 4.04 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, each Seller agrees that if a Seller violates the provisions of this Section 4.04, Buyer, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive but will be in addition to all other relief available to Buyer and its Affiliates, at law and equity.
4.05    Employee Matters.
(a)Service Credit. For purposes of determining eligibility to participate and vesting in the employee benefit, plans and programs of Buyer or the applicable employing Affiliate of Buyer in which those employees of the Companies immediately prior to the Closing Date who continue to be employees of the Companies or Buyer or an Affiliate of Buyer after the Closing Date may be eligible to participate, such employees will be credited with their years of service with the Companies and any predecessors to the extent such service was recognized for corresponding purposes of an analogous Plan, except to the extent doing so would create a duplication of benefits for the same period of service.
(b)No Third Party Beneficiaries; No Amendments. The provisions of this Section 4.05 are solely for the benefit of the Parties and nothing in this Section 4.05, express or implied, shall confer upon any employee (including any Business Employee), or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 4.05, express or implied, shall be (i) deemed an amendment of any Plan, Benefit Program or Agreement or any employee benefit plan maintained by Buyer or its Affiliates, or (ii) construed to prevent Buyer, the Companies or any of their respective Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer, the Companies or any of their respective Affiliates may establish or maintain.
4.06    Payment of Payables, Loans and Advances. Any payables, loans or advances due to the Companies from any of the Sellers, the Companies’ Affiliates or officer, director or manager of any of the Companies shall be paid in full at or prior to Closing.
4.07    RV Park Lease Agreement. Within ninety (90) days following the Closing, Scott and one or more of the Companies shall negotiate in good faith to enter into a written agreement for the lease of the RV park located in George West, Texas, which lease shall include commercially reasonable terms, and shall provide for fair market rent (which shall in no case be no less than the rent currently paid by the Companies for such lease) and shall provide for a term, including extensions, that is the same as the term provided for in the George West Lease Agreement.
4.08    Personal Property. Prior to or following the Closing, each of the Sellers shall be permitted to remove their respective personal property that is located anywhere on the premises of the Companies, which personal property includes without limitation a Fort Knox safe and the personal effects of each of the Sellers.
ARTICLE 5
INDEMNIFICATION
5.01    Survival. All of the representations and warranties contained in Article 2 or Article 3 shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months following the Closing; provided, however, that the representations set forth in Section 2.01 (Organization; Power and Authority; Authorization), Section 2.02 (Enforceability), Section 2.03(a) and (b) (Authorization), Section 2.04 (Title), Section 2.05 (Brokerage and Expenses), Section 2.09 (Equity Securities) and Section 2.14 (Taxes) (collectively, the “Fundamental Representations”) and the representations set forth in Section 3.02 (Power and Authority; Authorization), Section 3.03 (Enforceability), Section 3.06 (Brokerage) and Section 3.07 (Restricted Shares; Shares Issued Pursuant to Employment Agreements) (collectively, the “Buyer Fundamental Representations”) will remain operative and in full force and effect until the expiration of the applicable statute of limitations (each such date of expiration, as applicable, the “Survival Date”). Notwithstanding anything to the contrary in this Agreement, no expiration of any representation, warranty, covenant or obligation in this Agreement or any other certificate or document delivered pursuant to this Agreement shall affect the rights of any Buyer Indemnitee under this Article 5 or otherwise to seek recovery of Losses arising out of any, fraud or willful breach of any representation or warranty.
5.02    Indemnification.
(a)From and after the Closing (but subject to the provisions of this Article 5), the Sellers shall, severally, but not jointly, in proportion to each Seller’s Pro Rata Share, indemnify Buyer, the Companies, and each of Buyer’s and the Companies’ respective Affiliates and representatives (all such foregoing persons, collectively, the “Buyer Indemnitees”), and defend and hold the Buyer Indemnitees harmless from any Losses, directly or indirectly, whether or not due to a third-party claim, incurred or sustained by or imposed upon a Buyer Indemnitee, to the extent arising out of, based upon, relating to, incurred in connection with, resulting from or with respect to or by reason of any of the following:
(i)any breach or inaccuracy of any representation or warranty made by such Seller in this Agreement, or the Disclosure Schedules, or contained in any Transaction Document or certificate delivered to Buyer pursuant to any provision of this Agreement (except for the representations and warranties concerning Rolling Stock set forth in Section 2.24, all of which are addressed via the Rolling Stock Escrow Amount as provided for in Section 1.07 above);
(ii)any breach of the covenants, obligations or agreements made by any Seller in this Agreement;
(iii)any payables, loans or advances due to the Companies from any of the Sellers, the Companies’ Affiliates or officer, director or manager of any of the Companies in existence prior to the Closing;
(iv)without duplication of any right to recovery herein (including to the extent included in the calculation of Aggregate Closing Consideration as finally determined pursuant to Section 1.02), any and all Seller Taxes;
(v)any liability other than for Taxes of the Companies or the Sellers relating to the operation of the business conducted by the Companies to the extent arising out of facts or circumstances in existence prior to the Closing and not taken into account in the calculation of Net Working Capital;

(vi)misclassification of employees as exempt from minimum wage and overtime pay pursuant to applicable federal and state law by the either of the Companies;
(vii)Castellano Litigation;
(viii)liabilities of the Companies with respect to the McBay superfund site involving Hazardous Substances found in the Grapeland Texas area, which relate to Phoenix’s sale of materials to the Grapeland Facility;
(ix)liabilities of the Companies with respect to the US Oil Recovery superfund site relating to Firebird’s acting as a transporter at such site; and
(x)liabilities of and assessments against the Companies with respect to the Companies’ pre-Closing participation in, being an insured of and/or ownership of the Archway Program.
(b)From and after the Closing (but subject to the provisions of this Article 5), Buyer shall indemnify each Seller and each Seller’s respective Affiliates and representatives (all such foregoing persons, collectively, the “Seller Indemnitees”), and defend and hold the Seller Indemnitees harmless from any Losses, directly or indirectly, whether or not due to a third-party claim, incurred or sustained by or imposed upon a Seller Indemnitee, to the extent arising out of, based upon, relating to, incurred in connection with, resulting from or with respect to or by reason of any of the following:
(i)any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any Transaction Document; and
(ii)any breach of the covenants, obligations or agreements made by Buyer in this Agreement.
(c)The indemnification provided for in Section 5.02(a) shall be subject to each of the following principles or qualifications:
(i)All payments under this Section 5.02 shall be treated by the parties as an adjustment to the proceeds received by the indemnifying Seller pursuant to Article 1;
(ii)None of the Sellers shall be liable to the Buyer Indemnitees for any Loss pursuant to Section 5.02(a)(i) through (v) until the aggregate amount of all such Losses that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject for which the Sellers would be liable exceeds $100,000 (the “Deductible”) in the aggregate, in which case the Sellers shall be liable only for Losses in excess of the Deductible;
(iii)Notwithstanding anything to the contrary in this Agreement, (A) subject to clause (B) below, in no event shall any Seller be liable for aggregate Losses in excess of 15% of the portion of the Purchase Price actually received by such Seller for breaches of any representation or warranty (other than the Fundamental Representations); and (B) in no event shall any Seller be liable for aggregate Losses in excess of the portion of the Purchase Price actually received by such Seller in proportion to each Seller’s Pro Rata Share;
(iv)The amount of any Losses that are subject to indemnification under this Article 5 shall be calculated net of the amount of any proceeds pursuant to a third-party insurance policy actually received by Buyer in connection with such Losses (net of all amounts that are self-insured and the amount of any deductibles, co-payments, retro-premium obligations and premium increases attributable thereto, and all costs of collection of any such proceeds); provided, that Buyer shall use commercially reasonable efforts to obtain any such insurance proceeds;

(v)Notwithstanding anything to the contrary in this Agreement, for purposes of calculating any Losses with respect to a breach or failure to be true and correct of any representation, warranty, or covenant in this Agreement, if any such representation, warranty or covenant is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty shall be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation, warranty or covenant; and
(vi)Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants, or obligations or agreements will not be available with respect to any inaccuracy in or breach of the representations and warranties of the Sellers contained in this Agreement if any of the following representatives of Buyer had knowledge of such inaccuracy or breach prior to the Closing: Kevin Roycraft, Tracy Ohmart, Greg Mills, Michael Leggio and Christopher Scavone.
5.03    Expiration of Claims. The ability of the Buyer Indemnitees to receive indemnification under Section 5.02(a)(i) shall terminate on the applicable Survival Date, unless a Buyer Indemnitee shall have incurred or reasonably expects to incur a Loss and makes a written claim for indemnification pursuant to Section 5.02 on or prior to the applicable Survival Date. If a Buyer Indemnitee has made a written claim for indemnification pursuant to Section 5.02 on or prior to the applicable Survival Date, such claim, if then unresolved, shall not be extinguished by the passage of the applicable Survival Date.
5.04    Procedures Relating to Indemnification.
(a)In order for a Buyer Indemnitee or a Seller Indemnitee (such Buyer Indemnitee or Seller Indemnitee, the “Indemnified Party”) to be entitled to indemnification under this Agreement in respect of a claim or demand (a “Third-Party Claim”) made by any Person, other than a Party or Affiliate thereof, against the Indemnified Party, such Indemnified Party shall promptly notify, as applicable, the Party that is required to provide indemnity hereunder (in such context, the “Indemnifying Party”) in writing of the Third Party Claim after receipt by the Indemnified Party of written communication alleging any Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification obligations of the Indemnifying Party provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party from the Person making the Third Party Claim.
(b)If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with recognized counsel selected by the Indemnifying Party and approved by the Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed), so long as the requirements of this Section 5.04(b) remain true: (i) the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has delivered written notice of a Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim; and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in a reasonably active and diligent manner; provided that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation. Notwithstanding the foregoing, a Indemnifying Party by assuming the defense of a Third Party Claim acknowledges the Indemnified Party’s right to reimbursement and indemnification hereunder for Losses with respect to such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim or (ii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, and, in any case, the Indemnifying Party shall only be required to pay for one (1) counsel. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at the Indemnified Party’s expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense (including any settlement with respect thereto); provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party and all of its Affiliates and representatives from all liability with respect thereto. If the Indemnifying Party chooses to defend any Third Party Claim, then all the Parties shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Indemnifying Party’s request) providing to the Indemnifying Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, that such cooperation will not unduly disrupt the operations of the business of such Indemnified Party or any of its Affiliates or cause such Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Indemnified Party or any of its Affiliates to become public to any greater extent than if the Indemnified Party (and the parties agree to enter into a customary “common defense” or similar agreement if necessary). For the avoidance of doubt, if, an Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 5.04 as the Indemnifying Party, all costs and expenses incurred by the Indemnifying Party in connection with the defense of such Third Party Claim shall be borne by the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim as the Indemnifying Party, neither the Indemnified Party nor any of its Affiliates shall settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), except with respect to any Third Party Claim the subject matter of which relates to the ongoing business of the Indemnified Party or any of its Affiliates, which Third Party Claim, if decided against such Indemnified Party, would materially affect the ongoing business or reputation of such Indemnified Party or any of its Affiliates, which Third Party Claims the Indemnified Party will be entitled to settle in its reasonable discretion. Notwithstanding anything to the contrary herein, in connection with the defense of the matters set forth in Sections 5.02(a)(viii) and 5.02(a)(ix) by the Companies, Buyer agrees to take, and to cause the applicable Companies to take, such actions as are reasonably directed by the Sellers’ Representative.
(c)In any case in which a Buyer Indemnitee seeks indemnification under this Agreement not arising out of a Third Party Claim, the Buyer Indemnitee shall notify Sellers reasonably promptly in writing of any Losses that such Buyer Indemnitee claims are subject to indemnification under the terms of this Agreement. The notice shall describe the indemnification sought in reasonable detail to the extent known, and shall indicate the amount (as reasonably estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 5.02(c) and the provisions of this Section 5.04, the failure of such Buyer Indemnitee to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay actually adversely prejudices the position of the Sellers with respect to such claim.
(d)For the avoidance of doubt, Section 4.01(j) and not this Section 5.04 shall apply to any Seller Tax Contest.
5.05    Determination of Loss Amount. No Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For the avoidance of doubt, all such Losses shall be calculated after giving effect to any amounts recovered from third parties, including insurance proceeds or other contributions or recoveries from third parties.
5.06    Resolution of Objections to Claims.
(a)If Sellers raise bona fide good faith objections in writing to any claim or claims by a Buyer Indemnitee made pursuant to Section 5.04 within fifteen (15) days of Sellers’ receipt of notice of such claim, Buyer and Sellers shall attempt in good faith for thirty (30) days after Buyer’s receipt of such written objection to resolve such objection.

(b)If no such agreement can be reached during the thirty (30) day period for good faith negotiation, but in any event upon the expiration of such thirty (30) day period, either Buyer or Sellers may bring suit to resolve the matter in accordance with Section 7.12.
5.07    Sole and Exclusive Remedy. The Parties will have available to them all remedies available under applicable Legal Requirements, including specific performance or other equitable remedies. The rights set forth in this Article 5 will be the exclusive remedy for Buyer regarding any breach or inaccuracy of any of the representations, warranties and covenants contained in Article 2 of this Agreement.
5.08    Set-Off Rights. Buyer shall be entitled, but not obligated, to recover any amounts due from a Seller under this Article 5 by setting off such amounts against any amount due from Buyer to such Seller pursuant to this Agreement or any other arrangement or agreement between Buyer or such Seller, including without limitation of the Earn Out Consideration. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder.
5.09    Adjustment of the Aggregate Closing Consideration. Sellers and Buyer agree to report each indemnification payment made in respect of any Loss as an adjustment to the Aggregate Closing Consideration for federal income Tax purposes.
ARTICLE 6
DEFINITIONS
6.01    Definitions.
For purposes hereof, the following terms, when used herein with initial capital letters, shall have the following meanings.

“ACA” has the meaning set forth in Section 2.18(d)(x).

“Accounting Principles” means the accounting principles and methodologies used to prepare the Illustrative Net Working Capital Calculation set forth on Schedule B hereto.

“Accounts Receivable” has the meaning set forth in Section 2.11.

“AE” has the meaning set forth in Section 1.01(b)(i)(C).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.

“Affiliated Transactions” has the meaning set forth in Section 2.22.

“Aggregate Closing Consideration” has the meaning set forth in Section 1.02(e).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Base Allocation” has the meaning set forth in Section 4.01(i).

“Benefit Program or Agreement” has the meaning set forth in Section 2.18(a)(ii).

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in Houston, Texas are closed for business as a result of federal, state or local holiday.

“Business Employees” has the meaning set forth in Section 2.25(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 5.01.

“Buyer Indemnities” has the meaning set forth in Section 5.02(a).

“Buyer Prepared Returns” has the meaning set forth in Section 4.01(a).

“Calculation Period” has the meaning set forth in Section 1.02(k).

“Castellano Litigation” means the lawsuit filed by Jhoanna Arguelles Castellano against Raymond Miller and Firebird on August 21, 2019, alleging damages resulting for a highway accident (as more fully described on Schedule 2.17(a) of the Disclosure Schedules).

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 1.01(b)(i)(C).

“Commonly Controlled Entity” has the meaning set forth in Section 2.18(c).

“Company” or “Companies” has the meaning set forth in the preamble to this Agreement.

“Company Group” means the Companies and each of their respective individual, joint or mutual, past, present and future officers, directors, stockholders, managers, joint venturers, partners and employees, and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (in each case, other than Sellers).

“Company Intellectual Property” has the meaning set forth in Section 2.16(b).

“Company Services” has the meaning set forth in Section 4.04(c).

“Companies’ Business” has the meaning set forth in the recitals to this Agreement.

“Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical, in-cab communication systems, and electronic equipment intended for the input, output, storage, communication and retrieval of information and data.

“Contract” means any written or oral agreement, contract, instrument, commitment, obligation or promise of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent, and purchase orders) that is legally binding, whether express or implied.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing.

“CSA Scores” has the meaning set forth in Section 2.29(b).

“Customer” has the meaning set forth in Section 4.04(c).

“Customer Contracts” has the meaning set forth in Section 2.15(c).

“De Minimis Claim Amount” has the meaning set forth in Section 5.02(c)(ii).

“Deductible” has the meaning set forth in Section 5.02(c)(ii).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“DOT” has the meaning set forth in Section 2.24.

“Driver” has the meaning set forth in Section 2.27.

“Earn Out Consideration” has the meaning set forth in Section 1.02(k).

“EBITDA” has the meaning set forth in Section 1.02(k).

“Effective Closing Date” has the meaning set forth in Section 1.03.

“Employment Agreements” has the meaning set forth in Section 1.04(e).

“Environmental Claim” means any claim, order, directive, decree, proceeding, loss, liability, penalty or damage arising, incurred pursuant to any Environmental Law.

“Environmental Law” means any and all Legal Requirements pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, and all Orders or other regulations issued by a Governmental Authority to implement any of the foregoing.

“Environmental Permit” means any permit, license, registration, approval or other similar form of authorization required pursuant to Environmental Laws.

“ERISA” has the meaning set forth in Section 2.18(a)(i).

“Escrow Account” has the meaning set forth in Section 1.01(b)(i)(B).

“Escrow Agreement” has the meaning set forth in Section 1.01(b)(i)(B).

“Escrow Amount” has the meaning set forth in Section 1.01(b)(i)(B).

“Estimated Aggregate Closing Consideration” has the meaning set forth in Section 1.02(b).

“FHWA” has the meaning set forth in Section 2.29(b).

“Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(g).

“Financial Statements” has the meaning set forth in Section 2.10(a).

“Firebird” has the meaning set forth in the preamble to this Agreement.

“Firebird Business” has the meaning set forth in the recitals to this Agreement.

“Firebird Stock” has the meaning set forth in the recitals to this Agreement.

“FMCSA” has the meaning set forth in Section 2.29(b).

“Fundamental Representations” has the meaning set forth in Section 5.01.

“George West Lease Agreement” means the Lease Agreement dated as of August 12, 2022 by and between Phoenix Res-GW, LLC and Firebird Bulk Carriers, Inc. with respect to certain buildings and improvements located at 1024 I-37, George West, TX 78022.

“Governmental Authority” means any federal, state, tribal, local, municipal or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental, arbitration or regulatory authority, body or instrumentality with actual jurisdiction over the Companies.

“Grapeland Facility” has the meaning set forth in the Disclosure Schedules.

“Gross-Up Payment” has the meaning set forth in Section 4.01(f).

“Hazardous Substance” means and includes each substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the environment.

“Income Taxes” mean any United States state or local or non-U.S. net income Tax or any franchise, gross receipts or business profits or similar Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all indebtedness of the Companies, whether or not represented by bonds, debentures, notes or other securities, (ii) all deferred obligations of the Companies for the payment of the purchase price of property or capital assets purchased, (iii) any outstanding reimbursement obligation of the Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Companies thereof pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Companies are required to repay, (iv) all indebtedness secured by any Lien (other than Permitted Liens) existing on property owned by any of the Companies thereof, whether or not indebtedness secured thereby shall have been assumed, (v) all other short-term and long-term liabilities of the Companies for borrowed money, and (vi) all loans to the Companies by any owner of the Companies.

“Indemnification Escrow Amount” has the meaning set forth in Section 1.07(e).

“Indemnified Party” has the meaning set forth in Section 5.04(a).

“Indemnifying Party” has the meaning set forth in Section 5.04(a).

“Indemnity Claims” has the meaning set forth in Section 1.07(a).

“Independent Accountants” means the Grant Thornton, LLP or such other independent accountants as Sellers and Buyer may mutually agree.

“Independent Contractor” means a Person that is not an employee of a Company and with whom that Company contracts or has contracted for transportation services to be provided to or on behalf of that Company with or without such Person providing its own power unit or tractor in providing such transportation services.

“Inspected Rolling Stock” means the motor vehicles owned or leased by any of the Companies, including, tractors, trucks, passenger vehicles and trailers that are identified on Schedule 2.24(a) and which have been inspected by Buyer on or prior to the date hereof.

“Insurance Policies” has the meaning set forth in Section 2.19(b).

“Intellectual Property” means any or all intellectual property arising under the laws of any jurisdiction or international treaty, and all rights arising out of or association therewith, throughout the world, including: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), invention disclosures, or improvements; (ii) trade secrets, know-how, and rights in proprietary information including methods, processes, technology, technical data and customer lists; (iii) all copyrights, copyright registrations and applications therefor, database rights and all other rights in works of authorship, including moral rights; and (iv) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, logos, slogans, and other identifiers of source, whether at common law or statutory, and all goodwill associated with any of the foregoing items.

“Latest Balance Sheet” has the meaning set forth in Section 2.10(a).

“Leased Real Property” has the meaning set forth in Section 2.13(a).

“Legal Requirements” means any federal, state, tribal, foreign, local, municipal, statute, constitution, ordinance, code, decree, rule, regulation, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into binding legal effect by or under the authority of any Governmental Authority and any Orders directly applicable to any of the Companies or to any of their assets, properties, or businesses.

“Liens” means any charge, community or other marital property interest, lien, option, mortgage, deed of trust, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, Order, ruling, damages (including incidental and consequential damages to the extent they are a reasonably foreseeable result of the underlying breach or other matter), dues, penalty, fine, sanction, costs (including the allocable portion of an indemnitee’s internal costs and investigation, remedial and corrective action costs), Orders, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees, accountants’ fees and fees of other professional advisors and of expert witnesses), Tax or lien whether or not involving a third-party claim; provided, that “Loss” shall not include punitive damages except to the extent payable to a third party.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to be materially adverse to the condition (financial or otherwise), prospects, assets (including intangible assets), liabilities (taken together), business or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any change, effect or occurrence to the extent arising or resulting from (a) any change in general business or economic conditions, or in the industry in which the Companies operate, (b) any change in, or proposed or potential change in, applicable laws, (c) any change in applicable accounting requirements or principles or the interpretation thereof, (d) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, (e) conditions caused by acts of terrorism or war (whether or not declared); or (f) events or circumstances related to the COVID-19 pandemic or the impacts and effects thereof (including any action taken, or regulations, orders, guidelines or other instructions issued, by any Governmental Authority in response thereto); or (g) actions required to be taken under this Agreement or requested by the Buyer, which, in the case of clauses (a) through (f) hereof, does not disproportionately affect any of the Companies and their Subsidiaries, taken as a whole, as compared to other Persons in such industry.

“Material Contract” has the meaning set forth in Section 2.15(a)
.
“Net Working Capital” means the amount calculated by subtracting accounts payable and accrued expenses of the Companies determined in accordance with the Accounting Principles (excluding the current portion of long-term debt) from the current assets of the Companies determined in accordance with the Accounting Principles, as of 11:59 PM CT on the day prior to the Closing Date and in accordance with the sample calculation of Net Working Capital attached hereto as Schedule B, and in all cases excluding any amounts accounted for in the calculation of Transaction Expenses or Indebtedness.

“Net Working Capital Target” means an amount equal to $2,279,554.00.

“New Lease Agreements” means, collectively, (i) George West Lease Agreement, (ii) the Lease Agreement, dated as of August 12, 2022, by and between Phoenix Res-NH, LLC and Phoenix Oil, Inc. with respect to certain buildings and improvements located at 2015 N. Houston Avenue, Humble, TX 77338, and (iii) the Lease Agreement, dated as of August 12, 2022, by and between Phoenix Res-CS, LLC and Firebird Bulk Carriers, Inc. with respect to certain buildings and improvements located at 77 Munson Road, Carrizo Springs, TX 78334.

“Notice of Disagreement” has the meaning set forth in Section 1.02(d).

“Options” means all options, warrants, or other rights to acquire equity interests of any of the Companies.

“Order” means any award, decision, injunction, judgment, settlement, writ, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” has the meaning set forth in Section 2.08(a).

“Overpayment” has the meaning set forth in Section 1.02(h).

“Owned Intellectual Property” has the meaning set forth in Section 2.16(a)

“Pass-Through Tax Return” means any Tax Return of a Company with respect to an Income Tax of such Company where such Company is treated as a pass-through entity for purposes of such Tax Return and the Sellers are directly or indirectly allocated income, such as a Tax Return on IRS Form 1065 or IRS Form 1120-S, or similar state or local Tax Return.

“Permit” means any permit, license, registration, consent, certification, exemption, variance, filing, approval or other authorization required under any Legal Requirement or issued by any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes, assessments or similar charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) Liens of mechanics, materialmen, repairmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of the business of the Companies not yet delinquent or which are being contested in good faith by appropriate proceedings; (c) all zoning, entitlement and other land use restrictions under Legal Requirements, including Environmental Laws; (d) the terms and conditions of all Permits affecting any Leased Real Property; (e) the terms and conditions of the Real Property Leases; (f) all easements, rights of way, covenants, conditions, restrictions, encumbrances and other matters of public record affecting any Leased Real Property; (g) all matters that would be disclosed by an accurate survey of the Leased Real Property; and (h) Liens of landlords, lessors or renters for amounts not yet delinquent; and (i) Liens with respect to any Real Property which, individually or in the aggregate, do not materially interfere with the present use of the Real Property by the Companies in the conduct of the business of the Companies.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Phoenix” has the meaning set forth in the preamble to this Agreement.

“Phoenix Business” has the meaning set forth in the recitals to this Agreement.

“Phoenix Stock” has the meaning set forth in the recitals to this Agreement.

“Plan” has the meaning set forth in Section 2.18(a)(i).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any action, suit (whether civil, criminal, administrative, investigative or informal), proceeding, litigation, audit, claim (including cargo claims), complaint, charge, inquiry, hearing, investigation, arbitration, or mediation before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel or otherwise formally made or ongoing.

“Pro Rata Amount” means, with respect to each of the Sellers, Scott Bosard (70%), Trey Bosard (15%) and Tyler Bosard (15%).

“Purchase Price” has the meaning set forth in Section 1.02(a)(i).

“Real Property” has the meaning set forth in Section 2.13(e).

“Real Property Leases” has the meaning set forth in Section 2.13(a).

“Registered Intellectual Property” has the meaning set forth in Section 2.16(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“Restricted Business” means any of the Companies’ Business.

“Restricted Period” means with respect to each Seller, the period that is the longer of (a) period of such Seller’s employment with any of the Companies or Buyer and a period of thirty (30) months immediately following cessation of such employment and (b) from and after the Closing Date through the fifth anniversary thereof.

“Restricted Shares” has the meaning set forth in Section 1.01(b)(i)(C).

“Restricted Territory” has the meaning set forth in Section 4.04(a).

“Rolling Stock” means, collectively, the Inspected Rolling Stock and the Uninspected Rolling Stock.

“Rolling Stock Claims” has the meaning set forth in Section 1.07(a).

“Rolling Stock Escrow Amount” has the meaning set forth in Section 1.07(d).

“Scott” has the meaning set forth in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Group” means Sellers and their heirs, executors, administrators and beneficiaries, controlled Affiliates, each of the respective individual, joint or mutual past and present officers, directors, shareholders, members, managers and partners of any of the foregoing persons, and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives.

“Seller Indemnitees” has the meaning set forth in Section 5.02(b).

“Seller Prepared Returns” has the meaning set forth in Section 4.01(a).

“Seller Released Claims” has the meaning set forth in Section 4.03(a).

“Seller Tax Contest” has the meaning set forth in Section 4.01(j).

“Seller Taxes” means any and all (i) Taxes of any of the Companies for any Pre-Closing Period and for the pre-Closing portion of any Straddle Period (determined in accordance with Section 4.01(b)); (ii) Taxes of a Seller; (iii) Taxes of any Person (other than any of the Companies) imposed on a Company as transferee or successor, by assumption, operation of Law, contract (other than customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)), which Taxes relate to an event or transaction occurring prior to Closing; (iv) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessor of any of the foregoing) is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Legal Requirement or regulation, or (v) any Transfer Taxes that are the responsibility of Sellers pursuant to Section 4.01(h).

“Sellers’ Knowledge” or words of similar import means the actual knowledge (or knowledge after reasonable inquiry) of each Seller.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Stock” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means with respect to Firebird and Phoenix, any Tax period that includes but does not end on the day before the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supplier” has the meaning set forth in Section 4.04(c).

“Survival Date” has the meaning set forth in Section 5.01.

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under Legal Requirements, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Proceeding” has the meaning set forth in Section 4.01(d).

“Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes (including Form 1099 and Form 1096), including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all the prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing trade secrets, know-how or other Intellectual Property.

“Transaction Documents” means each of this Agreement and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.

“Transaction Expenses” means the aggregate fees and expenses incurred by the Companies and the Sellers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions to the extent unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, (ii) all compensation and other payments paid to or for the benefit of any employee or other Person as a result of the Transactions, except for payment of any such compensation and other payments in connection with the Employment Agreements including any equity awards that are subject to vesting requirements following the Closing (including, for the avoidance of doubt, any grant of Common Stock of AE contemplated by Section 1.04(e)), (iii)  any severance, retention, change in control or similar compensatory payments paid in connection with the Transactions, except for any such payment made in connection with the Employment Agreements including any equity awards that are subject to vesting requirements following the Closing (including, for the avoidance of doubt, any grant of Common Stock of AE contemplated by Section 1.04(e)), and (iv) the employer portion of any payroll and employment Taxes or other employee benefits associated with payments under clauses (ii) and (iii) above.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 4.01(h).

“Trey” has the meaning set forth in the preamble to this Agreement.

“Tyler” has the meaning set forth in the preamble to this Agreement.

“Underpayment” has the meaning set forth in Section 1.02(g).

“Uninspected Rolling Stock” means the motor vehicles owned or leased by any of the Companies, including, tractors, trucks, passenger vehicles and trailers that are identified on Schedule 2.24(a) and which have not been inspected by Buyer on or prior to the date hereof.

6.02    Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the intent of the Parties. The Schedules to this Agreement are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation. References to any Contract, instrument or document means such Contract, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Whenever this Agreement indicates that Sellers have or the Companies have “made available” any document or other item to Buyer, such statement will mean that such document or other item was made available for viewing in the Kingspoint electronic data rooms for “Project Flame” prior to the Closing Date or such materials were provided to Buyer or its Representatives by the Sellers or its Representatives prior to the Closing Date.
ARTICLE 7
MISCELLANEOUS
7.01    Press Releases and Announcements. No public release or announcement concerning the Transactions hereby shall be issued or made by or on behalf of the Companies or the Sellers without the prior written consent of Buyer and the Sellers’ Representative. Buyer may issue a press release and/or investor presentation in any form as reasonably agreed to by the Sellers’ Representative. Subject to the foregoing, the Sellers and the Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable Legal Requirements or for financial reporting purposes. The Parties further agree that after publication of a press release by Buyer regarding the closing of the Transactions, KingsPoint Capital, LLC shall be permitted to announce its involvement in advising Sellers with respect to the Transactions on its website, marketing materials, press releases, published “tombstone” or other print or electronic media.
7.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including Transaction Expenses, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions (whether consummated or not) shall be paid by the party incurring such costs and expenses. In the event of a dispute between any of the Parties in connection with any Transaction Document or the Transactions, each of the parties agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding. For purposes of the foregoing, the prevailing party shall mean the party or parties obtaining substantially the relief sought, whether by compromise, settlement, arbitration award or judgment.
7.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been delivered (a) when personally delivered, or (b) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands and communications shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer (and, after the Closing, the Companies):

GulfMark Asset Holdings, LLC
17 S. Briar Hollow Lane, Suite 200
Houston, TX 77027
Attention: Greg Mills, President

with a copy to (which shall not constitute delivery of notice):
Scopelitis, Garvin, Light, Hanson & Feary, P.C.
10 W. Market Street, Suite 1400
Indianapolis, IN 46204
Attention: W. Todd Metzger

Notices to Sellers:
Scott Bosard
[***********]
[***********]

Trey Bosard
[***********]
[***********]

Tyler Bosard
[***********]
[***********]

with a copy to (which shall not constitute delivery of notice):
Morgan, Lewis & Bockius LLP
1000 Louisiana Street, Suite 4000
Houston, TX 77002-5005
Attention: Jeff Dinerstein
Email: jeff.dinerstein@morganlewis.com

7.04    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement, the Escrow Agreement and any other Transaction Document to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder. Notwithstanding the foregoing, Buyer may assign any or all of its rights pursuant to this Agreement, the Escrow Agreement and any other Transaction Document to any of its lenders as collateral security without the consent of any of the other Parties.
7.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
7.06    Construction and Disclosure. Buyer and Sellers each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Legal Requirements or breach of contract). If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception set forth as in the Disclosure Schedules and reasonably apparent from its content), the statements in the body of this Agreement will control. The listing (or inclusion of a copy) of a document or other item in a Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement to the extent that (a) the representation or warranty only pertains to the existence of the document or other item itself or (b) the exception would be reasonably apparent to apply to such representation or warranty based on its inclusion in the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.
7.07    Captions. The captions used in this Agreement and descriptions of the Disclosure Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.
7.08    Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer and Sellers’ Representative. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. No waiver of any provision hereunder or any breach or default hereunder shall extend to or affect in any way any other provision or prior or subsequent breach or default.
7.09    Complete Agreement. This Agreement, the Escrow Agreement, the Transaction Documents and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

7.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
7.11    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Texas.
7.12    JURISDICTION; VENUE. SUBJECT TO THE PROVISIONS OF SECTION 1.02 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN HARRIS COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.
7.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.14    No Third Party Beneficiaries. Except for the Buyer Indemnities under Article 5, no Person other than the Parties shall have any rights, remedies, or benefits under any provision of this Agreement.
7.15    Post-Closing Audit. In the event a post-Closing audit of one or more of the Companies is required by the Securities Act, the U.S. Securities and Exchange Commission or any other Governmental Authority, Sellers will, at Buyer’s sole expense, reasonably cooperate with Buyer with such audit, including providing reasonable access to the Companies’ senior management and books and records, to the extent reasonably necessary for such audit.
7.16    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
7.17    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
7.18    Sellers’ Representative.
(a)Each Seller, by its approval of, or consent to, this Agreement, its acceptance of any consideration pursuant to this Agreement, hereby irrevocably appoints the Sellers' Representative, as of the date of this Agreement, with power of designation and assignment as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller, regarding any matter relating to or arising under this Agreement and the Escrow Agreement, with the full power, without the consent of such Seller, to exercise as the Sellers' Representative in its sole discretion deems appropriate, the powers that such Seller could exercise under this Agreement with respect to all of its rights and obligations and to take all actions with respect thereto necessary or appropriate in the judgment of the Sellers' Representative in connection with this Agreement and the Escrow Agreement. The appointment of the Sellers' Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. Buyer and the Escrow Agent shall be entitled to rely exclusively, without independent verification or investigation, upon any notices and other acts of the Sellers' Representative relating to the Sellers’ rights and obligations under this Agreement as being legally binding acts of each Seller individually and collectively, and Buyer and the Escrow Agent shall deliver any notice required or permitted under this Agreement to be delivered to the Sellers to the Sellers' Representative. No Seller may take any action with respect to its rights and obligations under this Agreement without the express written consent of the Sellers' Representative.
(b)The Sellers' Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the Escrow Agreement. Furthermore, the Sellers' Representative shall not be required to take any action unless the Sellers' Representative has been provided with funds, security or indemnities from the Sellers, which, in the Sellers' Representative's determination, are sufficient to protect the Sellers' Representative against the costs, expenses and liabilities that may be incurred by the Sellers' Representative in performing such actions. The Sellers' Representative shall be entitled to (i) rely upon the Closing Statement, (ii) rely upon any signature believed by it to be genuine and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other Person.
(c)The Sellers' Representative shall not be liable to any Seller for any act done or omitted under this Agreement or the Escrow Agreement as the representative of the Sellers while acting in good faith, and any act done or omitted shall be conclusive evidence of such good faith. Each Seller severally (in proportion to its Pro Rata Share) and not jointly shall indemnify the Sellers' Representative and hold the Sellers’ Representative harmless from and against any Losses (each, a "Representative Loss") arising out of or in connection with any actions taken or omitted to be taken by the Sellers' Representative under this Agreement or under the Escrow Agreement, in each case as such Representative Loss is incurred or suffered; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Sellers' Representative, the Sellers' Representative will reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith. If not paid directly to the Sellers' Representative by the Sellers, any such Representative Losses may be recovered by the Sellers' Representative (without the requirement of any consent or approval by Buyer) from the portion of the Escrow Account otherwise distributable to the Sellers pursuant to the terms of this Agreement and the Escrow Agreement at the time of distribution, in each case in accordance with written instructions delivered by the Sellers' Representative to the Escrow Agent. While this Section 7.18(c) allows for the Sellers' Representative to be paid from distributions to the Sellers from the Escrow Account, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Sellers' Representative from seeking any remedies available to it at law or otherwise; provided, however, that none of Buyer, nor any of its Affiliates (except for any such Affiliate that is a Seller, and then, only in such Affiliate's capacity as a Seller) shall have any Liability with respect to such items.
(d)Buyer on behalf of itself and, following the Closing, the Companies acknowledges that the Sellers' Representative is party to this Agreement solely for purposes of serving as the representative of the Sellers hereunder, and no action, suit, claim, investigation or proceeding will be brought by, or on behalf of Buyer or the Companies against the Sellers' Representative, in such capacity, with respect to this Agreement or the Transactions, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the "Parties" or "each of the Parties" will not be deemed to require performance by, or be an agreement of, the Sellers' Representative unless performance by the Sellers' Representative is expressly provided for in such covenant or the Sellers' Representative expressly so agrees in writing).
7.19    Transaction Privilege.
(a)If Sellers so desire, and without the need for any Consent by the Companies or Buyer, Morgan, Lewis & Bockius LLP (the “Firm”) are permitted to represent Sellers or its Affiliates after the Closing in connection with any matter unrelated to the Companies and, in addition, any matter related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, the Firm is permitted to represent Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute ("dispute" includes litigation, arbitration or other adversary proceeding) with Buyer, the Companies or any of their respective agents or Affiliates under or relating to this Agreement, the Transactions, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with the Firm, except to the extent either of them is specifically engaged in writing by the Companies to represent the Companies after the Closing. Any such representation of any of the Companies by the Firm after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if the Firm is representing the Companies after the Closing, such law firms are permitted simultaneously to represent Sellers in any matter unrelated to the Companies and, in addition, any matter related to any disagreement or dispute relating to this Agreement or the Transactions.
(b)As to all communications between all counsel for Sellers and/or such counsel's Affiliates (including the Firm), and Sellers and/or any of their respective Affiliates that relate in any way to the negotiation, preparation, execution and delivery of this Agreement or the Transactions (collectively, the "Privileged Communications"), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Sellers and may be controlled by Sellers and will not pass to or be claimed by Buyer or the Companies. The Privileged Communications are the property of Sellers, and from and after the Closing none of the Companies or any Person purporting to act on behalf of or through the Companies will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Neither Buyer nor the Companies shall have access to any Privileged Communications or to the files of the Firm relating to such engagement from and after Closing. Buyer and the Companies, and each of their respective Affiliates, successors or assigns further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving Sellers or any of their Affiliates after the Closing. The Privileged Communications may be used by Sellers and/or any of their respective Affiliates in connection with any dispute that relates to this Agreement or the Transactions, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of the Companies and a third party (other than a Party to this Agreement or any of its Affiliates) after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided that the Companies may not waive such privilege without the prior written consent of Sellers. In the event that Buyer or any of its Affiliates (including the Companies) is legally required by any Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, then Buyer shall immediately (and, in any event, within five (5) Business Days) notify Sellers’ Representative in writing so that Sellers’ Representative can seek a protective order.
(c)Notwithstanding anything to the contrary contained herein, the privilege and protection relating to any matter not described in Section 7.19(b) including events, Transactions or agreements referenced in this Agreement or the Disclosure Schedules (other than in connection with a matter for which any Indemnified Party is seeking recovery from Sellers or from Buyer pursuant to the terms of this Agreement), shall continue to belong to and be controlled solely by the Companies and may only be waived by the Companies and except in connection with a matter for which any Indemnified Party is seeking recovery from Sellers or from Buyer pursuant to the terms of this Agreement, Sellers and the Sellers’ Representative agree to reasonably preserve and protect all such information and documents protected by such attorney-client privilege and shall not waive or otherwise disclose any such documents, materials and information unless and only to the extent required by law.

[Signature page follow]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

BUYER:
GulfMark Asset Holdings, LLC

/s/ Greg Mills
Greg Mills, President

SELLERS:

/s/ Scott Bosard
Scott Bosard

/s/ Trey Bosard
Trey Bosard

/s/ Tyler Bosard
Tyler Bosard

SELLERS’ REPRESENTATIVE:

/s/ Scott Bosard
Scott Bosard

[Signature page to Purchase Agreement]